    As filed with the Securities and Exchange Commission on November 13, 1998

                                                      Registration No. 333-61755

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                   POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                               -------------------
                            IAS COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)
                               -------------------

            Oregon                        3581                   91-1063549
(State or other jurisdiction of      (Primary Industrial     (I.R.S. Employer
incorporation or organization)    Classification Code)       Identification No.)

                            185-10751 Shellbridge Way
                         Richmond, B. C., Canada V6X 2W8
                                 (604) 278-5996
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                               -------------------
                                John G. Robertson
                                    President
                            IAS Communications, Inc.
                            185-10751 Shellbridge Way
                        Richmond, B. C., Canada, V6X 2W8
                                 (604) 278-5996
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

        It is respectfully requested that the Commission send copies of all notices, orders and communications to:

                               James L. Vandeberg
                           Vandeberg Johnson & Gandara
                        600 University Street, Suite 2424
                            Seattle, Washington 98101
                                 (206) 464-0404
                               -------------------
         Approximate date of commencement of proposed sale to the public: As promptly as practicable after this registration statement becomes effective.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                          CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                                           Proposed             Proposed
                                                                            maximum              maximum
          Title of each class of                  Amount to be          offering price          aggregate            Amount of
        securities to be registered              registered (1)            per share         offering price       registration fee
------------------------------------------------------------------------------------------------------------------------------------

         Class A Common Stock (2)                    444,444               $1.50(1)             $666,666              $185.33
------------------------------------------------------------------------------------------------------------------------------------

    Class A Common Stock, issuable upon               25,000               $2.85(3)             $ 71,250              $ 19.81
           exercise of a Warrant
------------------------------------------------------------------------------------------------------------------------------------

                   TOTAL                             469,444                                    $737,916              $205.14(4)
====================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
(2) Consists of Class A Common Stock issuable on conversion of the Debentures described herein.
(3) The exercise price of the Warrant is used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.
(4)  Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such a date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

PROSPECTUS
                            IAS COMMUNICATIONS, INC.

                     469,444 Shares of Class A Common Stock

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The shares of Class A Common Stock (the "Common Stock") of IAS Communications, Inc., an Oregon corporation, (the "Company") offered hereby (the "Shares") are issuable on conversion of the Series A 8% Redeemable Convertible Debentures (the "Debentures") and exercise of the Warrant (the "Warrant") of the Company issued in a private transaction pursuant to the Subscription Agreement between the Company and Augustine Fund, LP dated as of July 15, 1998 (the "Subscription Agreement") and may be offered and sold from time to time by the holder thereof (the "Selling Shareholder"). The Company will receive $2.85 per share upon exercise of the Warrant but will not receive any of the proceeds from any such offers or sales of Shares by the Selling Shareholder.

The Company has agreed to bear all expenses (other than selling commissions and fees and stock transfer taxes) in connection with the registration and sale of the Shares being offered by the Selling Shareholder. The Company has agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). In connection with any sales, the Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act. See "Selling Shareholder."


   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 4.

The Common Stock of the Company is traded on the NASDAQ over the counter bulletin board under the symbol IASCA. On October 28, 1998, the last price for the Common Stock was $1.687 per share. The Shares may be offered or sold from time to time by the Selling Shareholder at market prices then prevailing, in negotiated transactions or otherwise. Brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. See "PLAN OF DISTRIBUTION."

                                  ----------

               The date of this Prospectus is November   , 1998.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs at the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered pursuant to this Prospectus. For further information, reference is made to the Registration Statement. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The Registration Statement, such reports, proxy statements and other information may be inspected and copies may be obtained, at prescribed rates, at the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including the Company, at http:// www.sec.gov.

This Prospectus constitutes a part of the Registration Statement. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                               PROSPECTUS SUMMARY

The following is a summary and is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. An investment in the Shares involves a high degree of risk. See "Risk Factors."

FORWARD-LOOKING STATEMENTS

This Prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). The PSLRA provides a "safe harbor" for such statements to encourage companies to provide prospective information about themselves so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. All statements other than statements of historical fact made in this Prospectus or incorporated by reference are forward-looking. In particular, the statements herein regarding the availability of adequate funding and progress in the Company's CTHA project are forward-looking statements. Forward-looking statements represent management's current expectations and are inherently uncertain. Investors are warned that the Company's actual results may differ significantly from management's expectations and, therefore, from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the "Risk Factors" described herein.

THE COMPANY

IAS Communications, Inc. (the "Company") is a development stage company incorporated in the state of Oregon in 1994. Its principal business operations are conducted in West Virginia and Indiana. The Company is engaged in the commercialization of advanced antenna technology known as the Contrawound Torroidal Helical Antenna, (the "CTHA"), for wireless communications markets including cellular, meter reading and global positioning services. The CTHA, developed in conjunction with researchers at West Virginia University, is a technologically advanced antenna design which can be incorporated into a wide variety of telecommunications applications. The Company has been granted world-wide sublicensing rights for commercial applications, excluding military and governmental applications, for the antenna. The Company's principal executive offices are located at 185-10751 Shellbridge Way, Richmond, B. C., Canada V6X 2W8, and its telephone number is (604) 278-5996.

THE OFFERING

On July 15, 1998, the Company entered into the Subscription Agreement with the Selling Shareholder pursuant to which the Company may issue and sell, from time to time, up to ten (10) units, each unit comprised of $500,000 in aggregate principal amount of 8% Redeemable Convertible Debentures and a warrant to purchase 25,000 shares of Common Stock (the "Units"). Pursuant to the Subscription Agreement, the Company sold to the Selling Shareholder one Unit as of July 15, 1998 consisting of $500,000 in principal amount of the Debentures and the Warrant. The Company may, at its option, require the Selling Shareholder to purchase up to an additional nine (9) Units in the future, each such subsequent unit consisting of $500,000 aggregate principal amount of debentures (Series B) (the "Subsequent Debentures") and one warrant (the "Subsequent Warrants"). The Shares are obtainable on conversion of the Debentures at a conversion price equal to the lesser of seventy-five percent (75%) of the average closing bid price of the Common Stock for the five (5) trading days immediately preceding the conversion date or $2.85 per share. The Warrant may be exercised at any time up to July 15, 2001 at an exercise price of $2.85 per share. The conversion prices of the Subsequent Debentures, if any are issued, will be equal to the lesser of eighty-five percent (85%) of the average closing bid price of the Common Stock for the five (5) trading days immediately preceding the conversion date or $2.85 per share. The Subsequent Warrants, if any are issued, may be exercised at any time up to July 15, 2001 at an exercise price of $2.85 per share. The Selling Shareholder acquired the Debentures and Warrant and may acquire the Subsequent Debentures and Subsequent Warrants pursuant to the Subscription Agreement from the Company for cash.

Securities Offered by the Selling Shareholder ...........Up to 469,444 shares of Common Stock

Common Stock Outstanding ................................9,549,350 shares(1)
as of September 24, 1998

Risk  Factors  ..........................................Any investment in the Shares offered hereby involves a high degree of risk.  See "Risk Factors."

(1) Does not include: (a) 670,000 shares of Common Stock issuable upon exercise of warrants outstanding as of September 24, 1998 (not including the 25,000 shares issuable upon exercise of the Warrant); (b) 1,122,000 shares of Common Stock issuable upon exercise of stock options outstanding as of September 24, 1998; (c) 11,667 shares of Common Stock issuable upon conversion of outstanding convertible debentures or shares that may be issued under the Company's Performance Stock Plan; and (d) additional shares of Common Stock that may be issued to the Selling Shareholder pursuant to purchases of Units under the Subscription Agreement and conversion of Subsequent Debentures and exercise of Subsequent Warrants.

                                  RISK FACTORS

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, ESTIMATES, INTENTIONS AND STRATEGIES ABOUT THE FUTURE. WORDS SUCH AS "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS, BUT THEIR ABSENCE DOES NOT MEAN THE STATEMENT IS NOT FORWARD-LOOKING. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT; THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECASTED IN ANY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. POTENTIAL INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS BEFORE MAKING A DECISION TO INVEST IN THE SHARES OFFERED HEREBY.

BUSINESS RISKS

1.       Limited Operating History

The Company was incorporated in the state of Oregon on December 13, 1994. The Company has conducted only limited business and has a very short operating history. The Company is still in the startup stage. If the Company's plans prove to be unsuccessful, the investors in this offering may lose all or a substantial part of their investment.

2.       Cumulative Voting, Preemptive Rights and Control

There are no preemptive rights in connection with the shares of Common Stock. Cumulative voting in the election of directors is not permitted. Accordingly, the holders of a majority of the shares of Common Stock present in person or by proxy, will be able to elect all of the Company's Board of Directors.

3.       Need for Additional Capital

Even if the all of the Units contemplated by the Subscription Agreement are sold, the proceeds available to the Company may not be adequate for it to achieve its business objectives. The Company intends to use the proceeds from the sale of such Units for working capital, payment of accounts payable, further research and development work, patent protection and prototype development. Accordingly, the ultimate success of the Company will depend upon its ability to raise additional capital or to have other parties bear a portion of the required costs to further develop or exploit the potential market for its products. There is no assurance that funds will be available from any source, and if not available, it will be necessary for the Company to limit its operations to those which can be financed from the proceeds of this offering.

4.       Dependence on Consultants and Outside Manufacturing Facilities

Since the Company's present plans provide for a shared research and development staff and outside manufacturing facilities, the Company will be dependent upon others to perform these functions and to provide the requisite expertise when needed at affordable prices.

5.       Product Acceptance

The profitability and survival of the Company will depend upon its ability to develop a technically and commercially feasible product which will be accepted by end users. The Toroidal Helical Antenna which the Company is developing (the "CTHA") must be technologically superior to other antennas and must have a competitive price/performance ratio to adequately penetrate its potential markets. If it is not able to achieve this condition or if it does not remain technologically competitive, the Company may be unprofitable and investors could lose their entire investment. There can be no assurance that the Company will be able to achieve and maintain end-user acceptance of its antenna.

6.       Competition

While not a highly competitive business in terms of numbers of competitors, the business of developing antennas of a new design and attempting to either license or produce them is nonetheless difficult because most existing antenna producers are large, well financed companies which are very concerned about maintaining their market position. There is no assurance that the Company will be successful in meeting or overcoming competition which currently exists or may develop in the future.

7.       Management and Conflicts of Interest

The present officers and directors of the Company have other full-time positions or part time employment which is unrelated to the Company. Some officers and directors will be available to participate in management decisions on a part-time or as needed basis only.

8.       Need for Additional Key Personnel

At the present, the Company employs no full time employees. The success of the Company's business will depend, in part, upon the ability to attract and retain qualified employees. The Company believes that it will be able to attract competent employees, but no assurance can be given that the Company will be successful in this regard. If the Company is unable to engage and retain the necessary personnel, its business would be materially and adversely affected.

9.       Non-Arm's Length Transaction

The number of shares of Common Stock issued to certain present shareholders of the Company for cash and property and the price thereof was arbitrarily determined and may not be considered the product of arm's length transactions.

Dr. James E. Smith, the former Chairman of the Board of Directors of the Company ("Dr. Smith"), is a tenured professor at West Virginia University ("WVU") and has directed the research and development of CTHA utilizing WVU's facilities and funding. Under Dr. Smith's employment agreement with WVU, the patentable ideas for the CTHA were assigned to West Virginia University Research Corporation ("WVURC") and became its property on April 12, 1994. Accordingly ownership rights to the CTHA belong to WVU and WVURC. An exclusive worldwide license was granted by WVURC to Integral Concepts, Inc. ("ICI"), a corporation owned and controlled by Dr. Smith, to: (1) manufacture the CTHA and, (2) sublicense others to manufacture, market, sell copies of, license and distribute the CTHA (the "ICI License"). The consideration for the license was: (1) $1.00 and (2) a royalty of $3,000.00 per year or 10% of the net revenues received by ICI which ever is greater.

ICI entered into an option agreement with SMR Investments Ltd. ("SMR"), a corporation owned by Sue Robertson, the wife of John G. Robertson, President and Chief Executive Officer of the Company ("Robertson"), dated November 18, 1994, and amended December 16, 1994 (the "Option Agreement"). The Option Agreement provided that ICI would issue a sublicense to SMR for the CTHA subject to the payment of $250,000; a 3% royalty from gross sales; and a subsequent public entity to be established. The Company was organized by SMR and Robertson as a result. ICI retained all military applications and resulting procurement interests. The contract period relating to the three percent royalty to be paid to ICI commences when sales are made by SMR/the Company and continue during the life of the Option Agreement. The term of the Option Agreement is perpetual as is the ICI License.

On December 13, 1994, SMR assigned the rights to the Option Agreement to the Company in consideration of $50,000 advanced by Access Information Services, Inc. (the "Option Assignment"). Access Information Services, Inc. is a corporation owned and controlled by Robertson.

On December 14, 1994, the Company issued 3,000,000 shares of Common Stock to Dr. Smith and 3,000,000 shares of Common Stock to Access Information Services, Inc., pursuant to the Option Assignment. The value assigned to the 3,000,000 shares of Common Stock issued to Dr. Smith was a total of $0.50 and the value assigned to the 3,000,000 shares of Common Stock issued to Access Information Services Inc. was $0.50. The valuation of the 3,000,000 shares issued to Dr. Smith and Access Information Services, Inc. was arbitrarily determined by the Company's Board of Directors.

10.      Indemnification of Officers and Directors for Securities Liabilities

The Bylaws of the Company provide that the Company may indemnify any Director, Officer, agent and/or employee as to those liabilities and on those terms and conditions as are specified in the Oregon Business Corporation Act. Further, the Company may purchase and maintain insurance on behalf of any such persons whether or not the Company would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by the Company and prevent any recovery from such Officers, Directors, agents and employees for losses incurred by the Company as a result of their actions. Further, the Company has been advised that in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

11.      Litigation

The Company was sued in April 1998 in a civil action filed in U.S. District Court for the District of Oregon (the "Oregon Litigation"). The Plaintiff, Kirk Vanvoorheis, ("Plaintiff") seeks money damages and equitable relief against the Company alleging patent infringement by the Company for the CTHA. The Company has notified West Virginia University ("WVU") of this claim and has contacted WVU to assist in the defense. WVU owns the patent rights to the CTHA technology which were licensed to the Company. Two patents were granted for the CTHA to WVU; one in August 1995, and another in August 1997. The Plaintiff's patent was approved on March 31, 1998. Based upon the information available to the Company at this time, the Company believes that the Plaintiff's alleged claim of infringement is without legal or factual basis.

The Plaintiff in the Oregon Litigation is also a defendant in a pending civil action in the U.S. District Court for the Northern District of West Virginia brought by WVU (the "West Virginia Litigation") claiming that the CTHA invention is owned by WVU. As alleged in the West Virginia Litigation, the Company believes that the patent rights for the CTHA technology belongs to WVU and therefore based on the license, the Company owns the world wide rights to the CTHA commercial applications. The Company intends to vigorously defend the Oregon Litigation. Dr. James Smith, the former Chairman of the Board of the Company, has been sued by Plaintiff in a third party complaint in the West Virginia Litigation together with WVU and Integral Concepts, Inc.

However if the Plaintiff in the Oregon Litigation is successful, it could seriously affect the Company financially.

12.      General Factors

The Company's areas of business may be affected from time to time by such matters as changes in general economic conditions, changes in laws and regulations, taxes, tax laws, prices and costs; and other factors of a general nature which may have an adverse effect on the Company's business.

OFFERING RISKS

1.       Limited Public Market for the Common Stock

At present, only a limited public market exists for the Common Stock on the over-the-counter bulletin board and there is no assurance that a more active trading market will develop, or, if developed, that it will be sustained. A purchaser of the Shares may, therefore, find it difficult to resell the Shares should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept the Shares as pledged collateral for loans.

2.       No Foreseeable Dividends

The Company has not paid dividends on its Common Stock and does not anticipate paying dividends on its Common Stock in the foreseeable future.

3.       Possible Volatility of Securities Prices

The market price for the Company's Common Stock traded on the over-the-counter bulletin board has been highly volatile since it began trading and will likely to continue to behave in this manner in the future. Factors such as the Company's operating results and other announcements by the Company regarding its development work and business operations may have a significant impact on the market price of the Common Stock. Additionally, market prices for securities of many smaller companies have experienced wide fluctuations not necessarily related to the operating performance of the companies themselves.

4.       Ability to Issue Shares Without Shareholder Approval

The Company has the ability to issue shares of preferred and Common Stock without shareholder approval. The issuance of such shares could have a deterrent effect upon third parties attempting to take control of the Company.

5.       Requirements of SEC With Regard to Low-Priced Securities

The Common Stock is subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell the Common Stock and may adversely affect the ability of purchasers in this offering to sell any of the Shares in the secondary market.

6.       Shares Eligible for Future Sale

Sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially and adversely affect the market price of the Common Stock. As of September 24, 1998, the Company had outstanding 9,549,350 shares of Common Stock, warrants to purchase 670,600 shares of Common Stock (not including the 25,000 Shares issuable upon exercise of the Warrant) and debentures convertible into 11,667 shares of Common Stock. In addition, as of such date, the Company had granted options to purchase 1,122,000 shares of Common Stock under its Stock Option Plan. (the "Stock Option Plan"). All of the shares purchased under the Stock Option Plan are available for sale in the public market, subject in some cases to volume and other limitations.

A substantial number of the Company's presently outstanding shares of Common Stock, are "restricted" securities and may be sold in compliance with Rule 144 or Regulation S adopted under the Securities Act if certain requirements are met. Rule 144 provides, in essence, that after one year from the date of acquisition, a person, including affiliates, of the Company (or persons whose shares are aggregated) may sell an amount up of to one percent (1%) of the issued and outstanding shares of Common Stock within any three month period, provided that certain current public information about the Company is available. A person who has not been an affiliate of the Company (or persons whose shares are aggregated) who has owned restricted shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. Therefore, in each three month period over 100,000 shares of Common Stock could be sold under Rule 144 by each person having held the securities for at least one year. Also any shares of Common Stock currently held by non-residents of the United States may be sold after a one-year holding period subject to the same volume restrictions as Rule 144 under Regulation S. Investors should be aware of the possibility that sales under Rule 144 or shares issued pursuant to Regulation S may, in the future, have a depressing effect on the price of the Common Stock.


7.       Effect of Market Price on Number of Shares to be Issued upon Conversion

In conjunction with the Subscription Agreement, on July 17, 1998 the Company issued to the Selling Shareholder one Unit, comprised of the Debentures and the Warrant. The Selling Shareholder may convert the Debentures into Shares of Common Stock at a conversion price equal to the lesser of seventy-five percent (75%) of the average closing bid price of the Common Stock for the five trading days immediately preceding the date the Debentures are presented for conversion or $2.85 per share The Selling Shareholder may convert the Subsequent Debentures, if any are issued, into shares of Common Stock at a conversion price equal to the lesser of eighty-five percent (85%) of the average closing bid price of the Common Stock for the five trading days immediately preceding the date the Debentures are presented for conversion or $2.85 per share The Warrant, and the Subsequent Warrants if any are issued, each entitle the Selling Shareholder to purchase 25,000 shares of Common Stock of the Company at a price of $2.85 per share. The Warrant and the Subsequent Warrants are exercisable at any time beginning on July 15, 1998 and ending on July 15,, 2001.

Under the applicable conversion formulae for the Debentures and the Subsequent Debentures, the number of shares of Common Stock issuable upon conversion will increase if the market price of the Common Stock decreases. The Company cannot determine accurately the number of Shares which may be issued to the holders of the Debentures or the Subsequent Debentures, as such number is based upon the market price of the Common Stock prior to the conversion date.

To the extent the Selling Shareholder converts the Debentures and any Subsequent Debentures and then sells the shares of Common Stock received upon conversion, the market price of the Common Stock may decrease even further due to the additional shares in the market which would allow the Selling Shareholder to convert any other Subsequent Debentures into greater amounts of Common Stock and further depress the price of the Common Stock.

Sales in the public market of substantial amounts of Common Stock, including sales of Shares issued upon conversion of the Debentures and exercise of the Warrants and conversion of any Subsequent Debentures and exercise of any Subsequent Warrants, or the perception that such sales could occur, could depress prevailing market prices for the Common Stock. The existence of the Debentures and the Warrant and any other options, debentures or warrants may prove to be a hindrance to future equity financing by the Company. Further, the holders of such debentures, warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

8.       Year 2000 Issues

The Company's products do not require any significant modifications for the Year 2000. However, the Company may face Year 2000 issues as it seeks to coordinate with other entities with which it interacts electronically, including suppliers, customers and distribution partners. Although the Company is not currently aware of any material problems, an assessment has not been made of the anticipated costs, problems and uncertainties associated with the Year 2000 consequences.

9.       Dilutive and Other Effects of Subscription Agreement

While the Subscription Agreement will help provide the Company with additional future financing, the sale of Units and the issuance of shares pursuant to the conversion of the Debentures and the Subsequent Debentures, if any are issued, and exercise of Warrant and any Subsequent Warrants will have a dilutive impact on other stockholders of the Company. As a result, the Company's net income
(loss) per share could be materially decreased (increased) in future periods, and the market price of the Common Stock could be materially and adversely affected. In addition, the Common Stock that may be issued in such events will be issued at a discount to the then-prevailing market price of the Common Stock. These discounted sales could have an immediate adverse effect on the market price of the Common Stock.

The Debentures and the Warrant and the Subsequent Debentures and Subsequent Warrants contain and will contain provisions that protect against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of certain events, such as a merger, stock split or reverse stock split, stock dividend or recapitalization.

The issuance of additional equity securities or securities convertible into equity securities, in addition to the possible conversion of existing convertible debentures, the exercise of warrants and options will also result in the dilution of the Company's stockholders.

However sale of additional Units and the issuance of any Subsequent Debentures and Subsequent Warrants is at the sole option of the Company. The Company plans to complete such sales only if it is necessary to finance the growth of the business and better financing alternatives are not available.

                           THE SUBSCRIPTION AGREEMENT

On July 15, 1998, the Company entered into the Subscription Agreement with the Selling Shareholder pursuant to which the Company may issue and sell, from time to time, up to ten (10) units, each unit comprised of $500,000 in aggregate principal amount of 8% Redeemable Convertible Debentures and a warrant to purchase 25,000 shares of Common Stock (the "Units"). Pursuant to the requirements of the Subscription Agreement, the Company has filed a registration statement, of which this Prospectus forms a part, (the "Initial Registration Statement") in order to permit the Selling Shareholder to resell to the public the Shares which it will acquire pursuant to conversion of the Debentures and exercise of the Warrant. Commencing sixty days after the date the Initial Registration Statement is declared effective by the Securities and Exchange Commission and continuing until July 17, 2000, the Company may from time to time at its sole discretion, and subject to certain restrictions set forth in the Subscription Agreement, require the Selling Shareholder to purchase additional Units up to a total of 10 Units. The Company is required to file an additional registration statement for each additional Unit sold to the Selling Shareholder in order to permit the Selling Shareholder to resell to the public the shares which it will acquire pursuant to conversion of the Subsequent Debentures and exercise of the Subsequent Warrants.

The Company's ability to require the Selling Shareholder to purchase Units and the Selling Shareholder's obligation to purchase the Units is conditioned upon the satisfaction of certain conditions. These conditions include: (i) the representations and warranties of the Company set forth in the Subscription Agreement must be accurate as of the date of each sale, (ii) the Company shall have performed and complied with all obligations under the Subscription Agreement, (iii) no statute, rule, regulation, executive order, decree, ruling or injunction shall be in effect which prohibits or directly and adversely affects any of the transactions contemplated by the Subscription Agreement, and (iv) at the time of a sale, there shall have been no material adverse change in the Company's business, operations, properties, prospects or financial condition since July 15, 1998.

In conjunction with the Subscription Agreement, on July 20, 1998 the Company issued to the Selling Shareholder one Unit, comprised of the Debentures and the Warrant. The Selling Shareholder may convert the Debentures into shares of Common Stock at a conversion price equal to the lesser of seventy-five percent (75%) of the average closing bid price of the Common Stock for the five trading days immediately preceding the date the Debentures are presented for conversion or $2.85 per share. The Selling Shareholder may convert the Subsequent Debentures into shares of Common Stock at a conversion price equal to the lesser of eighty-five percent (85%) of the average closing bid price of the Common Stock for the five trading days immediately preceding the date the Subsequent Debentures are presented for conversion or $2.85 per share. The Warrant and the Subsequent Warrants, if any, each entitles and will entitle the Selling Shareholder to purchase 25,000 shares of Common Stock of the Company at a price of $2.85 per share. The Warrant and the Subsequent Warrants are exercisable at any time up to July 15,, 2001. The Debentures and the Warrant, and the Subsequent Debentures and Subsequent Warrants, contain and will contain provisions that protect against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of certain events, such as a merger, stock split or reverse stock split, stock dividend or recapitalization. The exercise prices of the Warrant and the Subsequent Warrants are payable either (i) in cash or (ii) by a "cashless exercise", in which that number of shares of Common Stock underlying the Warrant having a fair market value at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.

                                 USE OF PROCEEDS

The proceeds from the sale of the Shares will be received directly by the Selling Shareholder. No proceeds will be received by the Company from the sale of the Shares offered hereby. However, the Company will receive up to an additional $4,500,000 pursuant to the Subscription Agreement if and to the extent additional Units are sold by the Company pursuant thereto. The Company will also receive the proceeds, if any, relating to the exercise of the Warrant and any Subsequent Warrants issued pursuant to the Subscription Agreement. The proceeds from the sale of additional Units and the exercise of Subsequent Warrants will be used for research and development of the CTHA and general working capital purposes.

                         DETERMINATION OF OFFERING PRICE

The Common Stock offered by this Prospectus may be offered for sale from time to time in transactions on the over-the -counter market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. As such, the offering price is indeterminate as of the date of this Prospectus. See "Plan of Distribution."

                             SELECTED FINANCIAL DATA

The selected financial information set forth below is derived from and should be read in conjunction with the consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. The information for the periods ended July 31, 1998 and July 31, 1997 is unaudited

Consolidated Balance Sheets
April 30, 1998 and 1997

                                                                               1998                1997
                                                                                $                   $
Assets
Current Assets
       Cash                                                                  15,882              135,039
       Prepaid expenses                                                      14,925               11,950
                                                                         ----------           ----------
                                                                             30,807              146,989
Capital Assets (Note 3)                                                      40,437               45,381
License and Patent Protection Costs (Note 4)                                368,836              285,895
                                                                         ----------           ----------
                                                                            440,080              478,265
                                                                         ==========           ==========
Liabilities and Stockholders' Equity
Current Liabilities
       Accounts payable                                                     370,512              113,860
       Accrued liabilities                                                   80,160              127,000
                                                                         ----------           ----------
                                                                            450,672              240,860
Convertible Debentures (Note 6)                                              40,000                    -
                                                                         ----------           ----------
                                                                            490,672              240,860
                                                                         ----------           ----------
Redeemable Class "A" Shares (Note 7)                                              -              197,750
                                                                         ----------           ----------

Commitments and Contingencies (Notes 9 and 10)

Stockholders' Equity (Deficit)
Common Stock (Note 7)
   Class "A" voting      - 100,000,000 shares authorized
                           without par value; 9,320,350
                           and 8,481,000 shares issued
                           and outstanding respectively                   3,155,884            1,648,084
                         - paid for but unissued - 20,000 shares             35,000                    -
   Class "B" non-voting  - 100,000,000 shares authorized without
                           par value; none issued                                 -                    -
                                                                         ----------           ----------
                                                                          3,190,884            1,648,084
Preferred Stock          50,000,000 shares authorized; none issued                -                    -
Deficit Accumulated During The Development Stage                         (3,241,476)          (1,608,429)
                                                                         ----------           ----------
                                                                            (50,592)              39,655
                                                                         ----------           ----------
                                                                            440,080              478,265
                                                                         ==========           ==========

--------------------------------------------------------------------------------
Consolidated Statements of Operations
Accumulated from December 13, 1994 (Inception) to April 30, 1998 and the years ended
April 30, 1998 and 1997

                                                           Accumulated          1998            1997
                                                                $                 $              $
Revenue                                                              -                  -              -
                                                           -----------        -----------    -----------

Administration Expenses
       Bank charges                                              2,124                929            819
       Business plan                                            45,219             26,619         18,600
       Depreciation                                              1,154              1,030            124
       Interest on convertible debentures                        2,720              2,720              -
       Investor relations - advertising                        224,138            152,188         71,950
       Investor relations - consulting                         206,829            119,773         70,560
       Management fees                                         207,500             60,000         65,000
       Office, postage and courier                              80,445             53,093         15,288
       Professional fees                                       332,217             63,267        100,604
       Rent and secretarial                                     82,223             38,223         18,500
       Telephone                                                75,802             29,082         35,587
       Transfer agent and regulatory                            28,132             16,787          6,647
       Travel and promotion                                     58,379             19,609         27,147
       Less interest income                                    (13,447)            (1,622)        (5,245)
                                                           -----------        -----------    -----------
                                                             1,333,435            581,698        425,581
                                                           -----------        -----------    -----------
Research and Development Expenses
       Royalty                                                   9,000              3,000          3,000
       Consulting                                              202,419             32,000        152,752
       Depreciation and amortization                            36,220             26,634          9,586
       Market awareness and development                         60,000             60,000              -
       Subcontract - West Virginia University
                Research Corporation                           826,243            421,691        247,462
       Subcontract - Emergent Technologies Corporation       1,162,877            896,742        206,135
       Less contributions by a non-controlling shareholder    (363,718)          (363,718)             -
       Less engineering contribution by a third party          (25,000)           (25,000)             -
                                                           -----------        -----------    -----------
                                                             1,908,041          1,051,349        618,935
                                                           -----------        -----------    -----------
Net Loss                                                     3,241,476          1,633,047     1,044,516
                                                           ===========        ===========    ===========
Net Loss Per Share                                                                   (.18)          (.13)

Weighted Average Shares Outstanding                                             8,900,000      8,100,000
                                                                               ===========    ===========

--------------------------------------------------------------------------------
Consolidated Balance Sheets
July 31, 1998 and 1997
(expressed in U.S. dollars)
(Unaudited)

                                                                                             1998           1997
                                                                                              $              $
Assets
Current Assets
     Cash and equivalents                                                                    420,748        155,397
     Prepaid expenses                                                                         54,508         10,336
                                                                                          ----------     ----------
                                                                                             475,256        165,733
Capital Assets                                                                                37,638         44,357
License and Patent Protection Costs                                                          363,952        282,262
                                                                                          ----------     ----------
                                                                                             876,846        492,352
                                                                                          ==========     ==========
Liabilities and Stockholders' Equity
Current Liabilities
     Accounts payable                                                                        441,248        232,642
     Accrued liabilities                                                                     132,003          5,250
     Due to related companies                                                                  8,440         21,725
                                                                                          ----------     ----------
                                                                                             581,691        259,617
Convertible Debentures                                                                       535,000         25,000
                                                                                          ----------     ----------
Total Liabilities                                                                          1,116,691        284,617
                                                                                          ----------     ----------
Redeemable Class "A" Shares                                                                        -        197,750
                                                                                          ----------     ----------
Stockholders' Equity (Deficit)
Common Stock
     Class "A" voting       - 100,000,000 shares authorized without par value;
                              9,491,350 shares and 8,602,500 shares issued
                              and outstanding respectively                                 3,474,824      1,784,459
                            - paid for but unissued                                                -         37,500
     Class "B" non-voting   - 100,000,000 shares authorized without par value;
                              none issued                                                          -              -
                                                                                          ----------     ----------
                                                                                           3,474,824      1,821,959
Preferred Stock               50,000,000 shares authorized; none issued                            -              -
Deficit Accumulated During The Development Stage                                          (3,714,669)    (1,811,974)
                                                                                          ----------     ----------
                                                                                            (239,845)         9,985
                                                                                          ----------     ----------
                                                                                             876,846        492,352
                                                                                          ==========     ==========

--------------------------------------------------------------------------------
Consolidated Statements of Operations
For the three months ended July 31, 1998 and 1997
(expressed in U.S. dollars)
(Unaudited)

                                                                                              1998          1997
                                                                                                $             $
Revenue                                                                                             -             -
                                                                                           ----------    ----------
Administration Expenses
     Bank charges                                                                                 353           537
     Business plan                                                                             11,910             -
     Depreciation                                                                                 400           166
     Financing commission and legal fees                                                       47,500             -
     Interest on convertible debentures                                                         2,287             -
     Investor relations - advertising                                                          14,800        31,042
     Investor relations - consulting                                                          145,167        18,495
     Management fees                                                                           15,000        15,000
     Office, postage and courier                                                                6,755         5,196
     Professional fees                                                                         50,043         2,006
     Rent and secretarial                                                                       8,009        13,500
     Telephone                                                                                  9,985         6,000
     Transfer agent and regulatory                                                              3,240         2,762
     Travel and promotion                                                                      19,146         3,312
     Less interest                                                                               (762)         (635)
                                                                                           ----------    ----------
                                                                                              333,833        97,381
                                                                                           ----------    ----------
Research and Development Expenses
     Royalty                                                                                      750           750
     Depreciation and amortization                                                              7,283         6,033
     Consulting                                                                                 6,000        12,000
     Subcontracts
           Others                                                                               6,147             -
           West Virginia University Research Corporation                                       73,740        87,381
           Emergent Technologies Corporation                                                  112,440             -
           Less engineering contribution by a third party                                     (67,000)            -
                                                                                           ----------    ----------
                                                                                              139,360       106,164
                                                                                           ----------    ----------
Net Loss                                                                                      473,193       203,545
                                                                                           ==========    ==========

Net Loss Per Share                                                                               (.05)         (.02)
                                                                                           ==========    ==========

Weighted Average Shares Outstanding                                                         9,389,000     8,595,000
                                                                                           ==========    ==========

--------------------------------------------------------------------------------


      MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF
                            OPERATIONS - FISCAL 1998

Management's Discussion

The Company is a development stage company engaged in the commercialization of advanced antenna technology known as the Contrawound Torroidal Helical Antenna, ("CTHA"), for wireless communications markets including cellular, meter reading and global positioning services. The CTHA, developed in conjunction with researchers at West Virginia University, is a technologically advanced antenna design which can be incorporated into a wide variety of telecommunications applications. The Company has been granted world-wide sublicensing rights for commercial applications, excluding military and governmental applications, for the antenna.

By News Release dated July 15, 1998, the Company announced that an agreement was completed to build and test the CTHA for receiver sites in the narrowband personal communications system network of MobileComm (MobileMedia Communications, Inc.). MobileComm has agreed to assist the Company in the completion of the design and the building of ten prototypes of the CTHA by September 11, 1998. Based on successful test results, the Company will make the CTHA available for purchase by MobileComm by October 30th, 1998. MobileComm is one of the largest providers of paging and personal communications services in the United States. MobileComm offers local, regional and nationwide coverage in all 50 states, reaching markets of over 95% of the U.S. population, and in the Caribbean.

On June 11, 1998, the Company announced the successful completion of a license agreement for the CTHA Antenna with ARINC, Incorporated, an ORBCOMM value added reseller. ARINC was founded in 1929 and is headquartered in Annapolis, Maryland. It provides communications and systems integration engineering to business and industry. ARINC's dominion product line uses the ORBCOMM low earth orbit satellite communication system, which provides global communications coverage especially useful in remote areas that are not serviced by conventional or cellular telephone or other terrestrial communications networks.

On May 19, 1998, the Company announced the successful testing of the CTHA by Larry Hawks for the ham version of the CTHA at the Dayton Hamvention, which demonstration served to introduce the CTHA to users in the ham frequency range.

On April 3, 1998, the Company announced that it had received a summons and complaint in a civil action filed in the U.S. District Court for the District of Oregon regarding alleged patent infringement by the Company for the CTHA. The Plaintiff seeks money damages and equitable relief against the Company alleging patent infringement by the Company for the CTHA. The Plaintiff is also a Defendant in a pending civil action in the U.S. District Court for the Northern District of West Virginia brought by West Virginia University ("WVU") claiming that the CTHA invention is owned by WVU. As a result of the pending civil action, the Company believes that the CTHA invention belongs to WVU and therefore, based on the license agreement between WVU and Integral Concepts and the Sublicense Agreement between Integral Concepts and the Company, the Company owns the world-wide rights to the CTHA commercial applications. The Company intends to vigorously defend the Oregon litigation.

On January 22, 1998, the Company announced that Circuit Systems, Inc. confirmed that it would commence production on the CTHA pursuant to the Company. Circuit Systems, Inc. is located in Elk Grove, Illinois and is an underwriters laboratory recognized manufacturer of single-sided, double-sided and multi-layer printed circuit boards.

Results of Operations for Fiscal 1998 Compared to Fiscal 1997

There were no revenues from licensing the CTHA during the two years.
The net loss in 1998 increased by $489,000 to $1,633,000 compared to $1,044,000 in 1997. Administrative expenses increased by $156,000 to $582,000 compared to $426,000 in 1997. The major reason for the increase was $60,000 worth of shares issued to a financial consulting firm during 1998 and $75,000 paid to public relations firm for advertising the Company's stock. Research and development activity increased by $432,000 to $1,051,000 compared to $619,000 in 1997. TEAM entered into an eight month subcontract with Emergent Technologies Corporation to conduct combined research and development activities expiring December 31, 1997. The contract was extended on a month to month basis after December 31, 1997 and a total amount of $897,000 was paid to Emergent. Emergent contributed $364,000 towards the funding of these activities and the Company funded $533,000. The subcontract with the WVURC was increased from $247,000 during fiscal 1997 to $422,000 during fiscal 1998 to fund the ongoing research and development program with CIRA. The Company also received $25,000 as a non-recurring engineering fee from a third party to assist the Company in building prototypes for testing.

Liquidity - Fiscal 1998

During the year ended April 30, 1998, the Company financed its operations, in part, from proceeds from two private placements. The Company raised $15,750 and issued 7,000 shares at $2.25 per share pursuant to a private placement. The Company raised $1,042,300 and issued 595,600 units at $1.75 per unit pursuant to a private placement units offering. The Company received $26,875 pursuant to options exercised and issued 87,500 shares. The Company received $40,000 pursuant to a convertible debenture.

The Company's financial resources, including an opening cash balance as at April 30, 1997 of $135,000, totalled $1,260,000. Cash used, as a result of the net loss for the year, totalled $1,138,421, after adjustments to reconcile net loss to cash. The Company spent $6,000 on computer equipment and $100,000 on patent protection costs. The Company has a cash position of $16,000 as at April 30, 1998.

The Company is committed to spending $110,000 by October 20, 1998 to complete the funding of the research and development program in conjunction with CIRA.

Subsequent to April 30, 1998 the Company has added additional funds through completion of the units offering which raised an additional $131,000 and through a non-recurring engineering fee of $67,000 received from a potential licensee. The Company also entered into an agreement with an investment banker to place up to $5,000,000 of units, each unit consisting of one $500,000, three year, 8% interest, convertible debenture and one warrant to purchase 25,000 shares. One unit was sold on July 22, 1998. The Company also has the potential to raise up to $1,173,550 upon the exercise of warrants.

Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarter ended July 31, 1998

The Company successfully tested the CTHA for the ham version of the CTHA at the Dayton Hamvention, which demonstration served to introduce the CTHA to users in the ham frequency range.

The Company completed a license agreement for the CTHA Antenna with ARINC, Incorporated, an ORBCOMM value added reseller. ARINC was founded in 1929 and is headquartered in Annapolis, Maryland. It provides communications and systems integration engineering to business and industry. ARINC's dominion product line uses the ORBCOMM low earth orbit satellite communication system, which provides global communications coverage especially useful in remote areas that are not serviced by conventional or cellular telephone or other terrestrial communications networks.

An agreement was completed to build and test the CTHA Antenna for receiver sites in the narrowband personal communications system network of MobileComm (MobileMedia Communications, Inc.). MobileComm has agreed to assist the Company in the completion of the design and the building of ten prototypes of the CTHA by September 11, 1998. Based on successful test results, the Company will make the CTHA available for purchase by MobileComm by October 30, 1998. MobileComm is one of the largest providers of paging and personal communications services in the United States. MobileComm offers local, regional and nationwide coverage in all 50 states, reaching markets of over 95% of the U.S. population, and in the Caribbean.

A Financing Agreement was completed with an investment banker to purchase a total of US$5 Million of the Company's units. Each unit consists of a three year 8% convertible redeemable debenture in the principle amount of $500,000 together with a warrant to purchase 25,000 Class A common shares at a price not exceeding $2.85 per share. As of July 22, 1998 the Company received $500,000 from the exercise of one unit and expects to receive additional funds in increments of $500,000 as required by the Company.

Results of operations for the three months ended July 31, 1998 ("current
------------------------------------------------------------------------
quarter") compared to the three months ended July 31, 1997 ("comparative
------------------------------------------------------------------------
quarter")
---------

There were no revenues from the sale or licensing of the CTHA during the current and comparative quarters.

The net loss for the current quarter was $473,000 compared to $204,000 for the comparative quarter. The increase of $269,000 was due to a $30,000 financing commission paid and $65,000 of professional fees paid in connection with the $5,000,000 convertible redeemable debenture unit offering. The Company also issued shares to two financial consulting firms for investor relation activities during the current quarter. The total non-cash expense was $77,000 and an amount of $60,000 was accrued which will be settled by issuing 30,000 shares in the next quarter. None of the above activities took place during the comparative quarter. The Company continued contracting out to West Virginia University which totalled $74,000 in the current quarter compared to $87,000 in the comparative quarter. The Company contracted Emergent Technologies Corporation through TEAM to develop the 20 prototypes to be delivered to ARINC Incorporated. A total of $112,000 has been paid to Emergent and a total of $67,000 has been received by ARINC Incorporated to offset the costs incurred to build the proof-of-concept antennas.

Liquidity -fiscal 1999
----------------------

During the three months ended July 31, 1998 the Company financed its operations by completing a units offering which raised an additional $140,000 during the quarter. This units offering is now complete and a total of 675,600 units were issued and a total of $1,182,300 was raised. Each unit contained one share and one warrant to acquire one additional share at $1.75 expiring one year from receipt of funds and at $2.25 expiring two years after. The Company completed a financing agreement during the quarter with an Investment Banker to issue a total of $5,000,000 in aggregate principal amount of units. Each unit consists of a three year, 8% Convertible Redeemable Debentures in the amount of $500,000 and a warrant to purchase 25,000 shares at a price not exceeding $2.85 per share. The Company has received $500,000 from the exercise of one unit and will receive additional funds in increments of $500,000 as required. A 6% commission and a warrant for 5,000 shares at $2.85 was paid to Dutchess Capital Partners, Inc. of New York, New York. The 6% commission and warrant for 5,000 shares will be paid for each unit sold.

The Company also received $67,000 from ARINC Incorporated which represents two-thirds of a Fixed Price Agreement for CTHA Development and Prototypes. The Company is to deliver 20 proof-of-concept antennas for further evaluation. Once delivered, the final payment of $33,000 will be made.

The Company has allotted 705,600 shares for the potential exercise of warrants outstanding, which, if exercised, would total $1,267,800. The Company has granted certain directors and employees options to acquire 821,500 shares exercisable at prices between $0.25 and $3.00 per share. If all options are exercised the Company would received approximately $1,600,000. The Company's current working capital deficit is $106,435. A total of $60,000 represents accrued liabilities which are to be settled with the issuance of performance shares pursuant to a performance share agreement for financial services. The Company plans to sell Convertible Redeemable Debentures units when needed to pay liabilities as they become due and to finance ongoing development of antenna applications.

                                  THE COMPANY

Business Development

The Company is a development stage company incorporated in the state of Oregon in 1994. Its principal business operations are conducted in West Virginia and Indiana. The Company is engaged in the commercialization of advanced antenna technology known as the Contrawound Torroidal Helical Antenna, (the "CTHA"), for wireless communications markets including cellular, meter reading and global positioning services. The CTHA, developed in conjunction with researchers at West Virginia University, is a technologically advanced antenna design which can be incorporated into a wide variety of telecommunications applications. The Company has been granted world-wide sublicensing rights for commercial applications, excluding military and governmental applications, for the antenna. Emergent Technologies Corporation ("ETC") has the sublicense for military and governmental applications for the CTHA technology.

Dr. James E. Smith, the former Chairman of the Board of Directors of the Company ("Dr. Smith"), is a tenured professor at West Virginia University ("WVU") and has directed the research and development of CTHA utilizing WVU's facilities and funding. Under Dr. Smith's employment agreement with WVU, the patentable ideas for the CTHA were assigned to West Virginia University Research Corporation ("WVURC") and became its property on April 12, 1994. An exclusive worldwide license was granted by WVURC to Integral Concepts, Inc. ("ICI"), a corporation owned and controlled by Dr. Smith, to: (1) manufacture the CTHA and, (2) sublicense others to manufacture, market, sell copies of, license and distribute the CTHA (the "ICI License").

ICI entered into an option agreement with SMR Investment Ltd., ("SMR") a corporation owned by Sue Robertson, the wife of John Robertson, the Company's President, Chief Executive Officer and a member of the Board of Directors ("Robertson"), dated November 18, 1994, and amended December 16, 1994 (the "Option Agreement"). The Option Agreement provided that ICI would issue a sublicense to SMR for the CTHA subject to the payment of $250,000; a 3% royalty from gross sales; and shares in a subsequent public entity. The Company was organized by SMR and Robertson as a result. ICI retained all military and governmental applications and resulting procurement interests. The contract period relating to the three percent royalty to be paid to ICI commences when sales are made by the Company and continues during the life of the Option Agreement. The term of the Option Agreement is perpetual as is the ICI License.

On December 13, 1994, SMR assigned the rights to the Option Agreement to the Company in consideration for $50,000 advanced by Access Information Services, Inc. (the "Option Assignment"). Access Information Services, Inc. is a corporation owned and controlled by Robertson.

On December 14, 1994, the Company issued 3,000,000 shares to Dr. Smith and 3,000,000 shares to Access Information Services Ltd. pursuant to the Option Assignment. The value assigned to the 3,000,000 shares issued to Dr. Smith was a total of $0.50 and the value assigned to the 3,000,000 shares issued to Access Information Systems, Inc. was $0.50. These valuations of the 3,000,000 shares issued to Dr. Smith and Access Information Systems, Inc. were arbitrarily determined by the Company's Board of Directors. The $250,000 paid to ICI was a one-time payment.

On July 10, 1995, ICI granted an exclusive worldwide sublicense to the Company to: (1) manufacture, sell copies of, sublicense and distribute the process and equipment related to the design, construction and operation of the CTHA; and,
(2) to sublicense others to manufacture, sell copies of, license and distribute the same, excluding all military and governmental applications and resulting procurement interests (the "Sublicense"). The Sublicense was the culmination of the agreements between ICI and SMR, and SMR and the Company. On December 27, 1995, SMR assigned all of its rights and duties in the CTHA technology to the Company pursuant to the Option Assignment. The term of the Sublicense, subject to compliance of the terms thereof, is perpetual and requires the payment of a minimum annual royalty of $3,000. Further, the Company will pay a royalty of l0% of the net revenues derived from sales, leases or sublicenses of the CTHA technology less a credit for the minimum royalty. In addition, the Company shall pay to ICI a royalty of 3% of the gross revenues derived from the sales, leases or sublicenses of the CTHA technology.

The Sublicense was amended effective March 4, 1997, to (i) reduce the amount of the royalty payable by the Company by 50% over the next 3 years, (ii) clarify that the Company's rights pertain to commercial applications, excluding military and governmental applications, and (iii) enlarge the definition of Technology to include all future enhancements to the CTHA technology developed by ICI, ETC, or the Company.

The Company entered into a joint venture agreement with ETC on March 4, 1997, to fund and develop a research and development laboratory through a new corporation, The Eclipse Antenna Manufacturing Corporation, a West Virginia corporation, ("TEAM"). The purpose of the joint venture is to cooperate in the research and development of certain applications for the CTHA. The Company and ETC each own 50% of the issued and outstanding common shares of TEAM. Pursuant to a voting agreement the Company can vote 100% of the shares of TEAM. The Company and ETC granted to TEAM certain rights to sell and manufacture the antennas. All sales of antennas by TEAM will be for the credit of either the Company or ETC, according to the end-user. However, the Company and ETC retained the rights to sublicense certain rights, including development and manufacturing rights relating to the Technology. The Company and ETC intend to focus on research and development of the CTHA and arrange for other manufacturers to fill initial orders.

Circuit Systems, Inc. ("Circuit Systems") has agreed to consult with the Company on manufacturing matters and to manufacture all orders for the Company. Circuit Systems is located in Elk Grove Village, Illinois and is an underwriters laboratory recognized manufacturer of single-sided, double-sided and multi-layer printed circuit boards. Circuit Systems is reputed for producing high volume quality printed circuit boards and special orders with short lead times.

The Product

The CTHA is a low profile, lightweight, resonant antenna the size of a postage stamp that is shaped like a donut and is 1/60 the size of a standard monopole antenna. It has a toroidal (donut-shaped) geometry about which has been wrapped helical windings (coils). The windings occur in pairs which are wrapped with opposite pitch to each other (i.e. left handed windings versus right handed windings) and are referred to as contra-windings. The small size of the CTHA results from both the effect of taking long wires and wrapping them onto a small geometry and the winding interactions which serve to slow the propagation of the electrical current within the antenna thus behaving as a larger, lower frequency antenna.

It can be placed on the ground, the deck of a boat, or embedded into a variety of items like a cellular phone, pager, or meter reading devices. It can be mass produced inexpensively for numerous wireless applications giving it an impressive advantage over conventional monopole and dipole antennas.

The whole unit is ground plane independent. Traditional antennas are dependent on the conductive plane found at the surface of the earth to achieve geographic coverage. For that reason the higher above the surrounding terrain that an antenna is installed, the greater its range of coverage. The CTHA appears from anecdotal data and observed practical experiments to achieve its range of coverage without reference to or being dependent on the conductive ground plane. The result of "ground plane independence" is that the CTHA does not need to be mounted on a tall tower or at the top of a mountain. The CTHA' s coverage apparently can be achieved with a ground level installation. The elimination of such towers is a major cost advantage and reduces interference in the visual environment as well as in the physical environment. Signals are fed to the antenna through up to four networks which attach to the structure at evenly-spaced locations. Resulting electromagnetic fields act as if they are solely produced by a ring of pure magnetic currents; in other words, the contributions due to electric currents are canceled. This planar ring of magnetic current is electromagnetically equivalent to a linear electric current.

Compared to traditional dipole and monopole antennas, the CTHA is much shorter in height, yet its toroidal magnetic field is equivalent to the linear electric field produced by other taller antennas. This makes CTHAs particularly excellent candidates for low frequency broadcast transmission that otherwise require prohibitively tall monopole structures above the earth ground plane. For higher frequency applications, for example, the Company believes that the CTHA could replace a car antenna with a structure that could be made part of the rear view mirror or similarly sized object.

The Company believes that the CTHA has outperformed monopole antennas by over 300% in distances achieved in some cases. The basis for this statement is the United States Department of Defense as reported by Jack Parsons of ETC. While the Company's license for the CTHA does not include military applications, the Company believes that the results from the Department of Defense testing will support the non-military application and use of the CTHA. In addition, the CTHA is half the diameter of the ground plane structure necessary for quarterwave monopole antennas. According to Mr. Parsons, the United States Department of Defense tested the CTHA at distances of over 37 miles, which is much farther than the typical 10 mile distances for monopole antennas over a period of several weeks.

Advantages/Disadvantages

The principle advantages of this antenna are: (1) low physical profile; (2) resonant operation providing improved efficiency; and, (3) low susceptibility to electrostatic disturbances. The CTHA is well suited to long distance communication applications which require vertical polarization for improved efficiency. The low physical profile is conducive to flush mounted applications for reducing aerodynamic drag on vehicles. For low frequency fixed applications, the significantly shorter structures can be made lighter, more economical, more aesthetic, and less hazardous to aircraft than the tall antenna structures that are presently used. The CTHA can be constructed on rectangular or polygonal frames which can be folded and stored for portable applications.

Applications

There are many applications which can exploit the advantages of the CTHA. The small size and especially low profile make it well suited to both commercial and military applications that would benefit from an inconspicuous antenna package. These would include both land, air and sea vehicles. The low profile and magnetic principle of operation enable the antenna to be concealed in the fuselage of the body of an airplane, car, truck, train or boat so as to reduce drag. The CTHA can also be applied in commercial applications, including AM, FM and TV broadcasting and reception, and cellular phone communications.

Vice President for Research for the Company, Larry Hawkes, demonstrated the ham radio version of the CTHA at the Dayton, Ohio Hamvention on May 15-17, 1998. This convention is the largest hamfest in the world, with 60-90 thousand attendees annually. The CTHA display generated much interest and was well attended by the visitors. In the demo, a 3-foot diameter CTHA was placed on the hood of a GMC Suburban, where it was able to send and receive signals. When the CTHA was placed under the truck, it still worked, which impressed audiences and drew inquiries from CEOs and presidents of antenna and electronic companies. The demo CTHAs were tuned to 7.2 MHz and 14.213 MHz, thereby replacing dipoles 65- and 33-feet long, respectively. Audience members participated in all of the tests and were also shown high frequency circuit board versions of the CTHA. This demonstration successfully introduced the CTHA to users in the ham frequency range.

Licensing

The Company intends to license the technology to manufacture the CTHAs to third parties. The licenses will be limited to specific applications on an exclusive or nonexclusive basis, depending upon the terms of the license.

Sales and Marketing

The Company intends to market the CTHA through licensing with third party users and in some cases the manufacture and sale of the antenna using third party manufacturers.

Competition

The market for antennas is highly competitive. There are numerous manufacturers of antennas in the United States with substantially greater financial, technical, marketing and other resources than the Company. To the Company's knowledge, no competitors are currently manufacturing any product which is substantial similar to the CTHA and patent research does not reveal any competing technology. The Company has not determined if it will compete with satellite dishes.

Raw Materials

All materials necessary to make the antenna are readily available in the marketplace from a variety of suppliers.

Dependence on Major Customers

Since the Company is just beginning to receive orders, it will be dependent on a few major customers for the near future. On February 27, 1997, the Company announced an initial order to buy antennas. The Company and ETC announced on April 21, 1997, that TEAM had received an order to include its antenna in a wrist watch. On June 12, 1997, the Company and ETC announced that TEAM had received its first order from a company in the automatic meter reading industry.

On June 11, 1998, the Company signed a license agreement for the CTHA antenna with ARINC, Incorporated, an ORBCOMM value added reseller. ARINC provides communications and systems integration engineering to business and industry. ARINC's Dominium product line uses the ORBCOMM low earth orbit (LEO) satellite communication system which provides global communications coverage especially useful in remote areas that are not serviced by conventional or cellular telephone or other terrestrial communications networks. The Dominium tracker unit is battery powered and equipped with the Global Positioning System. It can be programmed to automatically report its position and other information like temperature, engine speed or load capacity at any desired time interval or upon reaching a user-determined alarm value. Dominium also markets a data messaging line of products which integrates input/output devices for sending and receiving text messages. A subscriber installs the tracker unit on the asset to be tracked or monitored for a variety of applications including truck tractors, detached truck trailers, rail cars, ships and containers. Dominium currently provides service to national and regional trucking companies and to national railroads. Container shipping companies are currently evaluating the product for delivery in 1999.

Patents

WVURC received a patent for the CTHA in August 1995. Dr. Smith is a tenured professor at WVU and conducts his research and development regarding the CTHA at WVU's facilities. As a result, WVURC owns the patent rights to the CTHA which it licensed to ICI. The ICI License provides that ICI can grant sublicenses of the technology covered by the patent to third parties. On July 10, 1995, ICI issued the Sublicense to the Company which was amended in March 1997.

On July 29, 1997, the Company announced that the second US patent had been granted on the CTHA. This patent broadened the protection it already had for the CTHA by encompassing several different geometry's not specifically covered by the first patent.

Need for Government Approval

No government approval is necessary for the antenna other than meeting certain frequency guidelines.

Effect of Existing or Proposed Governmental Regulations

The antenna must meet existing governmental guidelines for antennas. The Company believes that the antenna meets all governmental requirements.

Research and Development

The Company has spent $1,670,284 on research and development over the past two years. Research and development is being jointly funded with ETC through TEAM. Additional research and development of both a scientific and practical nature is required to complete the commercialization of the CTHA. The cost of some future research and development will be borne by customers for specific applications.

Employees

In addition to its Officers, the Company currently employs three part-time employees. The Company anticipates adding employees as needed in the future.

                                   PROPERTY

The Company's executive offices are located at #185-10751 Shellbridge Way, Richmond, British Columbia V6X2W8, and the telephone number is (604)278-5996. The Company leases, on a month-to-month basis, approximately 200 square feet of space at the aforementioned office from John Robertson. The monthly rent is $500.00. The Company shares space with TEAM in Morgantown, West Virginia. The Company also leases approximately 7,500 square feet for a research and development facility in Kokomo, Indiana.

                               LEGAL PROCEEDINGS

To the best knowledge of the Officers and Directors of the Company, neither the Company nor any of its Officers and Directors are parties to any legal proceeding or litigation other than as described below. Further, the Officers and Directors know of no threatened or contemplated legal proceedings or litigation other than as described below. None of the Officers and Directors have been convicted of a felony or none have been convicted of any criminal offense, felony and misdemeanor relating to securities or performance in corporate office. To the best of the knowledge of the Officers and Directors, no investigations of felonies, misfeasance in office or securities investigations are either pending or threatened at the present time.

The Company was sued in April 1998 in a civil action filed in U.S. District Court for the District of Oregon (the "Oregon Litigation"). The Plaintiff, Kurt
L. Vanvoorhies ("Plaintiff"), seeks money damages and equitable relief against the Company alleging patent infringement by the Company for the CTHA. The Company has notified WVU of this claim and will assist WVU in the defense. Two patents were granted for the CTHA to WVU; one in August 1995, and another in August 1997. The Plaintiff's patent was approved on March 31, 1998. Based upon the information available to the Company at this time, the Company believes that the Plaintiff's alleged claim of infringement is without legal or factual basis.

The Plaintiff in the Oregon Litigation is also a defendant in a pending civil action in the U.S. District Court for the Northern District of West Virginia brought by WVU (the "West Virginia Litigation") claiming that the CTHA invention is owned by the

WVU. As alleged in the West Virginia Litigation, the Company believes that the patent rights for the CTHA technology belongs to WVU and therefore, based on the ICI License and the Sublicense, the Company owns the world wide rights to the CTHA commercial applications. The Company intends to vigorously defend the Oregon Litigation. Dr. James Smith, the former Chairman of the Board of the Company, has been sued by Plaintiff in a third party complaint in the West Virginia Litigation together with WVU and Integral Concepts, Inc.

                          PRICE RANGE OF COMMON STOCK

The Common Stock of the Company trades on the OTC Bulletin Board under the symbol "IASCA" where it has traded since April 16, 1996. The Company's Common Stock has traded at between $1.125 and $4.62 per share since April 16, 1996.

The following table sets forth the high and low prices for the Company's Common Stock, as provided by OTC and reported on the Bulletin Board for the quarters presented. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not reflect actual transactions.

                                       Bid Price              Asked Price
                                       High         Low       High         Low
                                       -----        -----     -----        -----
Quarter ended July 31, 1996            $2.38        $1.38     $2.75        $1.62

Quarter ended October 31, 1996         $4.37        $1.87     $4.62        $2.12

Quarter ended January 31, 1997         $3.00        $1.94     $3.25        $2.06

Quarter ended April 30, 1997           $3.06        $2.00     $3.12        $2.25

Quarter ended July  31, 1997           $2.43        $1.56     $2.75        $1.75

Quarter ended October 31, 1997         $3.75        $1.68     $4.00        $1.87

Quarter ended January 31, 1998         $3.00        $2.06     $3.18        $2.37

Quarter ended April 30, 1998           $2.71        $1.93     $2.81        $2.06

Quarter ended July 31, 1998            $3.12        $1.71     $3.21        $1.87

As of September 24, 1998, there were 9,549,350 shares of Common Stock outstanding, held by 156 shareholders of record.

                                DIVIDEND POLICY

To date the Company has not paid any dividends on its Common Stock and does not expect to declare or pay any dividends on such Common Stock in the foreseeable future. Payment of any dividends will be dependent upon future earnings, if any, the financial condition of the Company, and other factors as deemed relevant by the Company's Board of Directors.

                              SELLING SHAREHOLDER

The Selling Shareholder is the holder of the Debentures and the Warrant. The Shares are obtainable on conversion of the Debentures and exercise of the Warrant. The Selling Shareholder acquired the Debentures and Warrant and may acquire Subsequent Debentures and Subsequent Warrants pursuant to the Subscription Agreement from the Company for cash. Pursuant to the Subscription Agreement, the Company sold to the Selling Shareholder one Unit as of July 15, 1998 consisting of $500,000 in aggregate principal amount of Debentures and the Warrant. The Company may also require the Selling Shareholder to purchase up to an additional nine (9) Units in the future, each such Unit consisting of $500,000 aggregate principal amount of Subsequent Debentures and one Subsequent Warrant. The following table sets forth certain information regarding ownership of the Debentures and Warrant as of September 24, 1998 and the number of Shares that may be offered for the account of the Selling Shareholder or its transferees or distributees from time to time upon conversion of the Debentures and exercise of the Warrant.

                                                                       Shares
                                      Shares Beneficially              Offered          Shares Beneficially
        Name                          Owned Before Offering (1)        for Sale         Owned After Offering (1)
 --------------------                 -------------------------        --------         ------------------------

                                      Number of                                         Number of
                                      Shares (1)      Percent (2)                       Shares       Percent (2)
Augustine Fund, L.P.                  469,444         4.7              469,444          -0-          -0-

------------
(1) The Selling Shareholder is deemed to beneficially own the shares of Common Stock into which the Debentures held by it is convertible and the shares of Common Stock issuable upon exercise the Warrant.

(2) Total shares of Common Stock outstanding for the purpose of this percentage calculation includes the Common Stock into which the Debentures are convertible and the 25,000 shares issuable upon exercise of the Warrant but does not include 1,122,000 shares of Common Stock issuable on exercise of outstanding stock options or an additional 670,000 shares of Common Stock issuable on exercise of warrants, 11,667 shares of Common Stock issuable upon conversion of outstanding convertible debentures or shares that may be granted under the Company's Performance Stock Plan.

The Selling Shareholder has not had any material relationship with the Company, or any of its affiliates, within the past three years.

The Selling Shareholder has represented to the Company that it purchased the Units for its own account for investment only and not with a view towards the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or exemptions therefrom. In recognition of the fact that the Selling Shareholder, even though purchasing the Units for investment, may wish to be legally permitted to sell its Shares when its deems appropriate, the Company agreed with the Selling Shareholder to file with the Commission under the Securities Act the Registration Statement with respect to the sale of the Shares from time to time in transactions in the over-the-counter market, in privately negotiated transactions, or through a combination of such methods of sale, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Shareholder. The natural persons who control the Selling Shareholder are John Porter, Brian Porter and Thomas Dusynski. In the event the registration of additional shares are necessary, the Company has agreed to prepare and file such additional registration statements as may be necessary to allow the Selling Shareholder to sell all of the Shares.

                             PLAN OF DISTRIBUTION

All of the Shares offered hereby may be sold from time to time by the Selling Shareholder, or by its pledgees, donees, distributees, transferees or other successors-in-interest. The sale of the Shares by the Selling Shareholder may be effected from time to time in transactions in the over-the-counter market, or on one or more other securities markets and exchanges, in privately negotiated transactions, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Shareholder may effect the above-mentioned transactions by selling the Shares directly to purchasers, acting as principals for their own accounts, or by or through broker-dealers acting as agents for the Selling Shareholder, or to broker-dealers who may purchase Shares as principals and thereafter sell such Shares from time to time in transactions on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of the Shares for whom such broker-dealer may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer may act as a broker-dealer on behalf of the Selling Shareholder in connection with the offering of certain of the shares by the Selling Shareholder. None of the proceeds from the sale of the Shares by the Selling Shareholder will be received by the Company. In addition, any of the Shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus.

The Company has the right to suspend use of this Prospectus for a discrete period of time under certain circumstances.

To the extent required, the amount of the Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the

Company in a Prospectus Supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement.

The Selling Shareholder may be deemed to be an "underwriter" under the Securities Act. Also any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to bear all expenses (other than selling commissions and fees and stock transfer taxes) in connection with the registration and sale of the Shares being offered by the Selling Shareholder. The Company has agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities under the Securities Act.

Offers or sales of the Shares have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may be limited in its ability to engage in market activities with respect to such Shares. In addition and without limiting the foregoing, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholder. The foregoing may affect the marketability of the Shares.

There can be no assurance that the Selling Shareholder will sell any or all of the Shares offered by them hereunder.

                           DESCRIPTION OF SECURITIES

Common Stock

The Company is presently authorized to issue 100,000,000 shares of its Common Stock. As of September 24, 2998, there were 9,549,350 shares issued and outstanding. The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the outstanding shares of Common Stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The Shares, when issued, will be fully paid and non-assessable.

Warrant

The Warrant will entitle the holder to purchase 25,000 shares of Common Stock at a price of $2.85 per share. The Warrant is exercisable at any time beginning on July 15, 1998 and ending on July 15, 2001. The Shares of Common Stock underlying the Warrant, when issued upon exercise of the Warrant in whole or in part, will be fully paid and nonassessable.


Debentures

The 8% Redeemable Convertible Debentures, Series A, are convertible at any time after the effective date of the Registration Statement. The conversion price for the Debentures is the lesser of seventy-five percent (75%) of the average closing bid price of the Common Stock for the five (5) trading days prior to the date on which the Debentures are presented for conversion or $2.85 per share. The conversion price for the Series B 8% Redeemable Convertible Debentures will be the lesser of eighty-five percent (85%) of the average closing bid price of the Common Stock for the five (5) trading days prior to the date on which the debentures is presented for conversion or $2.85 per share.


The Debentures and the Warrant contain provisions that protect the holder against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. The holder of the Debenture and the Warrant will not possess any rights as a shareholder of the Company until such holder converts the Debenture or exercises the Warrant.

For the life of the Debenture and the Warrant, the holder thereof has the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon conversion of the Debenture or the exercise of the Warrant. The Warrant holder may be expected to exercise the Warrant at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the Warrant. Furthermore, the terms on which the Company could obtain additional capital during the life of the Warrant may be adversely affected.

                                  MANAGEMENT

The following table sets forth the name, age and position of each Executive Officer and Director of the Company:

======================================================================================================
NAME                              AGE       POSITION
======================================================================================================
James L. Vandeberg                54        Member of the Board of Directors
======================================================================================================
John G. Robertson                 57        President,  Principal  Executive  Officer and a member of
                                            the Board of Directors
======================================================================================================
Jennifer Lorette                  26        Secretary/Treasurer,  Principal  Accounting  Officer  and
                                            Chief Financial Officer
======================================================================================================
Patrick Badgley                   54        Member of the Board of Directors
======================================================================================================
Paul E. Lamarche                  55        Member of the Board of Directors
======================================================================================================

All Directors of the Company, except Mr. Vandeberg, have served since December 13, 1994. Mr. Vandeberg was elected a director on November 9, 1998. On November 9, 1998 Dr. James E. Smith resigned as Chairman of the Board and a director. The Executive Officers were elected on February 4, 1995, and will serve for one year or until their respective successors are elected and qualified. All officers currently devote part-time to the operation of the Company.

Executive Officers and Directors of the Company:

John G. Robertson - Chairman of the Board, President, Principal Executive
--------------------------------------------------------------------------------
Officer and a Member of the Board of Directors
----------------------------------------------

Mr. Robertson is a founder, President, Principal Executive Officer and a member of the Board of Directors of the Company. Since May 1977, Mr. Robertson has been President and a member of the Board of Directors of SMR Investments Ltd., a British Columbia corporation engaged in the business of management and investment consulting. Since October 1984, Mr. Robertson has been President and a Director of Reg Technologies, Inc., a British Columbia corporation engaged in the business of developing a rotary engine. Since June 1994, Mr. Robertson has been President of REGI U.S., Inc. ("REGI U.S."), an Oregon corporation which is engaged the business of developing a rotary engine. REGI U.S. is controlled by Rand Energy Group, Inc., a British Columbia corporation of which Reg Technologies, Inc. is the majority shareholder. Both REGI U.S. and Reg Technologies, Inc. are engaged in the business of developing a rotary engine and other devices utilizing Rand Cam(TM) Technology. REGI U.S. owns the U.S. rights to the Rand Cam(TM) technology and Rand Energy Group, Inc. owns the worldwide rights exclusive of the U.S. Since May 1980, Mr. Robertson has been President and a Director of Teryl Resources Corp., a British Columbia corporation, engaged in exploring and developing gold properties. Since February 1979, Mr. Robertson has been President and Director of Flame Petro-Minerals Exploration Co., a British Columbia corporation engaged in exploration of oil, gas and gold properties.

Jennifer Lorette - Secretary/Treasurer, Principal Financial Officer and
--------------------------------------------------------------------------------
Principal Accounting Officer
----------------------------

Ms. Lorette is a founder, Secretary/Treasurer, Principal Financial Officer and Principal Accounting Officer of the Company. Since April 1994, Ms. Lorette has been Vice President of Administration of Reg Technologies Inc. Since June 1994, Ms. Lorette has been a Vice President of REGI U.S. and Chief Financial Officer and Vice President of Flame Petro Minerals Corp. From February 1994 to April 1994, Ms. Lorette was an executive assistant and from December 1992 to February 1994, she was a receptionist at Reg Technologies, Inc.

Patrick Badgley - a Member of the Board of Directors
----------------------------------------------------

Mr. Badgley is a founder and a member of the Board of Directors of the Company. Since February 1994, Mr. Badgley has been a Vice President of REGI U.S., and since July 1993 has been a Director of Reg Technologies, Inc. From November 1986 to February 1994, Mr. Badgley was the Director of Research and Development for Adiabatics, Inc., an Indiana corporation, which was engaged in the business of advanced engine concepts. Prior to this he worked for Cummins Engine Company, Curtiss Wright Corporation and Deere and Company. Mr. Badgley holds a Bachelor of Mechanical Engineering degree from the Ohio State University, Columbus, Ohio.

Paul E. Lamarche - a Member of the Board of Directors
-----------------------------------------------------

Mr. Lamarche is a founder and member of the Board of Directors. Since October 1991, Mr. Lamarche has been President of Troy Design Manufacturing, driveline division, which is engaged in the business of automotive power train engines. Since 1990, Mr. Lamarche has been a Director of Pioneer Automotive, driveline division, and President to Neotech Industries, Inc., which is engaged in the business of engineering services (automotive). Since 1994, Mr. Lamarche has been a director for the driveline dynamics group for Aerotek Engine Services, a Michigan corporation. Mr. Lamarche holds a Bachelor of Science degree from the University of Waterloo, Ontario, Canada.


James L. Vandeberg -a Member of the Board of Directors
------------------------------------------------------

Mr. Vandeberg is a partner in the Seattle, Washington law firm of Vandeberg Johnson & Gandara. He has served as counsel to the Company since 1996. Mr. Vandeberg graduated cum laude from the University of Washington with a Bachelor of Arts degree in accounting in 1966, and from New York University School of Law in 1969, where he was a Root-Tilden Scholar. He became a member of the Washington Bar Association in 1969 and of the California Bar Association in 1973. Mr. Vandeberg's practice focuses on the corporate finance area, and he specializes in securities and acquisitions. He is a member and former director of the American Society of Corporate Secretaries. Mr. Vandeberg was previously general counsel and secretary of two NYSE companies.


Significant Employees:

Larry Hawks
-----------

Mr. Hawks has been appointed Vice President in charge of Research and Development and the Chief Engineer for the CTHA project. Mr. Hawks has extensive experience in ELF, VLF & RF technology. Mr. Hawks has worked for the Hebrew University in Israel (responsible for radiation studies). He was previously Engineering Manager in charge of all divisional engineering operations for producing and design of the IBM PC Junior for AMP Corp. Mr. Hawks is currently the Chief Engineer for ACM (a division of Eikenberry Associates in Kokomo, Indiana, an injection moulding company).

Barclay Hambrook  P. Eng. MBA
-----------------------------

Mr. Hambrook has been appointed Vice President of Business Development. Mr. Hambrook has acted as advisor to IAS having completed the Company's initial business plan in 1996. He had been active in communications over the last five years and successfully negotiated the establishment of technology driven, joint venture companies in Asia, Europe and North America. Mr. Hambrook as a principal of Enercana Capital provides corporate finance services.


Steve Gulyas
------------

Mr. Gulyas has been appointed Vice President of Sales for the CTHA for commercial applications. Mr. Gulyas is an experienced salesperson with several important connections in the telecommunications industry. He has introduced the CTHA to several major potential end users.

Family Relationships - none.

Involvement in Certain Legal Proceedings.

To the best knowledge of the Officers and Directors of the Company, neither the Company nor any of its Officers and Directors are parties to any legal proceeding or litigation other than as described below. Further, the Officers and Directors know of no threatened or contemplated legal proceedings or litigation other than as described below. None of the Officers and Directors have been convicted of a felony or none have been convicted of any criminal offense, felony and misdemeanor relating to securities or performance in corporate office. To the best of the knowledge of the Officers and Directors, no investigations of felonies, misfeasance in office or securities investigations are either pending or threatened at the present time.

The Company was sued in April 1998 in a civil action filed in U.S. District Court for the District of Oregon (the "Oregon Litigation"). The Plaintiff, Kurt
L. Vanvoorhies ("Plaintiff"), seeks money damages and equitable relief against the Company alleging patent infringement by the Company for the CTHA. The Company has notified WVU of this claim and will assist WVU in the defense. Two patents were granted for the CTHA to WVU; one in August 1995, and another in August 1997. The Plaintiff's patent was approved on March 31, 1998. Based upon the information available to the Company at this time, the Company believes that the Plaintiff's alleged claim of infringement is without legal or factual basis.

The Plaintiff in the Oregon Litigation is also a defendant in a pending civil action in the U.S. District Court for the Northern District of West Virginia brought by WVU (the "West Virginia Litigation") claiming that the CTHA invention is owned by the WVU. As alleged in the West Virginia Litigation, the Company believes that the patent rights for the CTHA technology belongs to WVU and therefore, based on the ICI License and the Sublicense, the Company owns the world wide rights to the CTHA commercial applications. The Company intends to vigorously defend the Oregon Litigation. Dr. James Smith, the former Chairman of the Board of the Company, has been sued by Plaintiff in a third party complaint in the West Virginia Litiagation together with WVU and Integral Concepts, Inc.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the aggregate cash compensation paid for services rendered to the Company during the last three fiscal years by the Company's Chief Executive Officer and the Company's most highly compensated executive officers who served as such at the end of the last fiscal year. No executive officer had an annual salary and bonus in excess of $100,000 during such year.

                                                                                                    Long-Term
                                                                                                   Compensation
                                                         Annual Compensation                          Awards
                                         ---------------------------------------------------          ------
         Name and                                                             Other Annual
    Principal Position        Year       Salary ($)     Bonus ($)           Compensation ($)      Options (#)(1)
    ------------------        ----       ----------     ---------           ----------------      --------------
John G. Robertson             1998       -0-            -0-               -0-                  -0-
President, Chief              1997       -0-            -0-               -0-                  -0-
Executive Officer             1996       -0-            -0-               -0-                  150,000

James E. Smith (2)            1998       $15,000        -0-               -0-                  -0-
Chairman and                  1997       $30,000        -0-               -0-                  -0-
Director                      1996       $30,000        -0-               -0-                  150,000

Patrick Badgley               1998       -0-            -0-               -0-                  -0-
Director                      1997       -0-            -0-               -0-                  -0-
                              1996       -0-            -0-               -0-                  50,000

Paul Lamarche                 1998       $8,000         -0-               -0-                  -0-
Director                      1997       $6,000         -0-               -0-                  -0-
                              1996       -0-            -0-               -0-                  50,000

Jennifer Lorette              1998       -0-            -0-               -0-                  -0-
Vice President                1997       -0-            -0-               -0-                  -0-
                              1996       -0-            -0-               -0-                  50,000
---------------------
(1) Represents options granted under the Company's 1996 Stock Option Plan.
(2) On November 9, 1998 Dr. Smith resigned as Chairman of the Board and a director.

A management fee of $2,500.00 per month is accrued for payment to Access Information Services, Inc., a corporation controlled by Robertson. Further, the sum of $1,500.00 is accrued for payment to Access Information Services, Inc. for rent and secretarial services.

A fee of $2,500.00 per month was accrued for payment to Dr. Smith in his capacity as a director and as Chairman of the Board of Directors.

Mr. Lamarche is paid $8,000 per year by the Company.

No other compensation is paid to any of the Executive Officers or Directors of the Company. The Company may in the future create retirement, pension, profit sharing, insurance and medical reimbursement plans covering its Officers and Directors. At the present time, no such plans exist. No advances have been made or are contemplated by the Company to any of its Officers or Directors.

Stock Options Granted

No stock options were granted to any of the Executive Officers or Directors during the past fiscal year.

Stock Options Exercised and Held at Year End

The following table sets forth certain information concerning exercises of stock options pursuant to stock option plans by the named Executive Officers and Directors during the year ended April 30, 1998 and stock options held at year end.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR END OPTION VALUES

------------------------------------------------------------------------------------------------------------------------
                                                    Number of                         Value of
                                                    Unexercised                       Unexercised Options at
                                                    Options at Year End               Year End
                                                    --------------------------------------------------------------------
                        Shares
                        Acquired on    Value
Name                    Exercise       Realized     Exercisable    Unexercisable      Exercisable    Unexercisable
------------------------------------------------------------------------------------------------------------------------
John G. Robertson       -0-            -0-          150,000        -0-                $337,500       -0-
------------------------------------------------------------------------------------------------------------------------
Jennifer Lorette        -0-            -0-          50,000         -0-                $112,500       -0-
------------------------------------------------------------------------------------------------------------------------
Patrick Badgley         -0-            -0-          90,000         -0-                $122,500       -0-
------------------------------------------------------------------------------------------------------------------------
Dr. James Smith (2)     40,000         $83,600      200,000        -0-                $350,000       -0-
------------------------------------------------------------------------------------------------------------------------
Paul Lamarche           8,000          $17,790      85,000         -0-                $121,250       -0-
------------------------------------------------------------------------------------------------------------------------

(1) On April 30, 1998, the closing price of Common Stock was $2.12. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

(2) On November 9, 1998 Dr. Smith resigned as Chairman of the Board and a director.

Long Term Incentive Plan Awards

The Company does not have any Long Term Incentive Plans.

Employment Contracts and Termination of Employment and Change of Control Arrangements

The Company does not have any employment contracts, termination of employment and change of control arrangements.

Repricing of Options

On November 12, 1998 the Company repriced some existing options to $1.50 per share to reflect current market price.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth, as of September 24, 1998, the outstanding Common Stock of the Company owned of record or beneficially by each person who owned of record, or was known by the Company to own beneficially, more than 5% of the Company's Common Stock, and the name and shareholdings of each Executive Officer and Director and all Executive Officers and Directors as a group. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this report upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person and which are exercisable within 60 days from the date are exercised.

========================================================================================================================
                                                                       Class A                   Percentage of Class A
Name                                                                   Shares Owned              Shares Owned
------------------------------------------------------------------------------------------------------------------------
James Earl Smith[1] (3)
Chairman of the Board of Directors                                     3,205,005                 33.5%
------------------------------------------------------------------------------------------------------------------------
John G. Robertson[1][2] President and member of the Board of
Directors                                                              3,197,200                 33.5%
------------------------------------------------------------------------------------------------------------------------
Jennifer Lorette[1]
Secretary/Treasurer, Chief Financial Officer and Principal             106,000                   1.1%
Accounting Officer
------------------------------------------------------------------------------------------------------------------------
Patrick Badgley[1]                                                     90,000                    0.94%
------------------------------------------------------------------------------------------------------------------------
Paul E. Lamarche[1]                                                    85,000                    0.89%
------------------------------------------------------------------------------------------------------------------------
ALL EXECUTIVE OFFICERS & DIRECTORS AS A GROUP (Five Individuals)       6,678,205                 66.90%
========================================================================================================================

All shares are held beneficially and of record and each record shareholder has sole voting and investment power.

[1] These individuals are the Executive Officers and Directors of the Company and may be deemed to be "parents or founders" of the Company as that term is defined in the Rules and Regulations promulgated under the Securities Act of 1933, as amended. Includes options to purchase shares of Class A Voting Common Stock at exercise prices of $0.25 and $2.25 per share.

[2] 3,000,000 shares are registered in the name of Access Information Services, Inc., a corporation controlled by Mr. Robertson.

(3) Dr. Smith resigned as Chairman of the Board and a director on November 9, 1998.

Changes in Control

There are no arrangements known to the Company the operation of which may result in a change of control of the Company.

                              CERTAIN TRANSACTIONS

The Company issued 100 shares of Class A Voting Common Stock to its directors on December 13, 1994. On July 12, 1995, these shares were donated back to the Company and canceled.

Dr. Smith, a tenured professor at WVU and the Company's Chairman of the Board of Directors organized development of the concept of the CTHA at WVU. Pursuant to terms of his employment at WVU, WVU and WVURC own the world wide rights to any invention made or developed by WVU personnel. Accordingly ownership rights to the CTHA belong to WVU and WVURC.

On April 12, 1994, WVURC granted the ICI License to ICI, which is owned by Dr. Smith to: (1) manufacture CTHAs and (2) sublicense others to manufacture, market, sell copies of, license and distribute CTHAs. The consideration for the license was: (1) $1.00 and (2) a royalty of $3,000.00 per year or 10% of the net revenues received by ICI which ever is greater.

ICI entered into an option agreement with SMR Investments Ltd. ("SMR"), a corporation owned by Sue Robertson, the wife of Robertson, dated November 18, 1994, and amended December 16, 1994 (the "Option Agreement"). The Option Agreement provided that ICI would issue a sublicense to SMR for the CTHA subject to the payment of $250,000; a 3% royalty from gross sales; and a subsequent public entity to be established. The Company was organized by SMR and Robertson as a result. ICI retained all military applications and resulting procurement interests. The contract period relating to the three percent royalty to be paid to ICI commences when sales are made by SMR/the Company and continue during the life of the Option Agreement. The term of the Option Agreement is perpetual as is the ICI License.

On December 13, 1994, SMR assigned the rights to the Option Agreement to the Company in consideration of $50,000 advanced by Access Information Services, Inc. (the "Option Assignment"). Access Information Services, Inc. is a corporation owned and controlled by Robertson.

On December 14, 1994, the Company issued 3,000,000 Class A Shares to Dr. Smith and 3,000,000 Class A Shares to Access Information Services, Inc., pursuant to the Option Assignment. The value assigned to the 3,000,000 Class A common shares issued to Dr. Smith was a total of $0.50 and the value assigned to the 3,000,000 Class A common shares issued to Access Information Services Inc. was $0.50. The valuation of the 3,000,000 shares issued to Dr. Smith and Access Information Services, Inc. was arbitrarily determined by the Company's Board of Directors. The $250,000 has been paid to ICI and was a one time payment.

On July 10, 1995, ICI entered into the Sublicense wherein ICI granted to the Company the exclusive worldwide right to manufacture, sell copies of, sublicense and distribute the process and equipment related to the design, construction and operation of the CTHA and to further sublicense others the rights to manufacture, sell copies of, license and distribute the same, excluding all military applications and procurement interests. The Sublicense was the culmination of the agreement between ICI and SMR, and SMR and the Company. On December 27, 1995, SMR assigned all of its rights and duties in the CTHA technology to the Company. The purpose of this assignment was to assign any and all rights or duties which may have been held by SMR as a result of the Option Agreement, it being understood that the Option Agreement was nothing more than an agreement in principle. The term of the Sublicense is perpetual and requires the payment of a minimum annual royalty of $3,000. Further, the Company will pay a royalty of 10% of the net revenues derived from sales, licenses or sublicenses of the CTHA technology with a credit for the minimum royalty. In addition the Company shall pay a royalty of 3% of the gross revenues derived from the sales, licenses or sublicenses of the CTHA technology.

The Company and ICI amended the Sublicense in March 1997 to clarify the applications of CTHA technology subject to the Company's sublicense. As amended, the Company has exclusive rights to all commercial applications. ETC has the exclusive rights to all governmental and military applications for the CTHA antenna. In consideration for the amendment, the Company received a 50% reduction in royalties to be paid to ICI over a three year period plus an enlarged definition of Technology to include all future enhancements to the CTHA technology.

The Company entered into a joint venture with ETC to fund a research and development laboratory and a manufacturing facility, TEAM. The Company and ETC each own 50% of TEAM. They granted TEAM certain rights to sell and manufacture the antennas. All sales of antennas by TEAM will be for the credit of either the Company or ETC, according to the end user. However the Company and ETC retained certain rights to sublicense development and manufacturing of antennas.

To date, there have not been any transactions between the Company and its officers, directors, principal shareholders or affiliates other than as set forth above. The Company believes that the transactions described here were on terms more favorable to the Company's officers, and directors, than otherwise could be obtained if such transactions were with non-related parties.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

The by-laws of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Articles of Incorporation, as amended, by-laws and Oregon law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.


                                 LEGAL MATTERS

The validity of the Common Stock offered hereby has been passed upon for the Company by Vandeberg Johnson & Gandara, Seattle, Washington.

                                    EXPERTS

The consolidated financial statements of the Company contained herein for the year ended April 30, 1998, have been audited by Elliot Tulk Pryce Anderson, Chartered Accountants, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements included therein). Such consolidated financial statements are contained herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              FINANCIAL STATEMENTS

INDEPENDENT AUDITOR'S REPORT
----------------------------


Board of Directors
IAS Communications, Inc.
(A Development Stage Company)


We have audited the accompanying consolidated balance sheets of IAS Communications, Inc. (a Development Stage Company) as of April 30, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from December 13, 1994 (inception) to April 30, 1998 and the years ended April 30, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as at April 30, 1998 and 1997, and the results of its operations and its cash flows for the period from December 13, 1994 (inception) to April 30, 1998, and the years ended April 30, 1998 and 1997, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues or profitable operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments which might result from the outcome of this uncertainty.


"Elliott, Tulk, Pryce, Anderson"

CHARTERED ACCOUNTANTS
Vancouver, B.C., Canada
July 22, 1998

Consolidated Balance Sheets

April 30, 1998 and 1997

                                                                       1998             1997
                                                                         $                $
Assets
Current Assets
       Cash                                                           15,882          135,039
       Prepaid expenses                                               14,925           11,950
                                                                   ---------        ---------
                                                                      30,807          146,989
Capital Assets (Note 3)                                               40,437           45,381
License and Patent Protection Costs (Note 4)                         368,836          285,895
                                                                   ---------        ---------
                                                                     440,080          478,265
                                                                   =========        =========
Liabilities and Stockholders' Equity
Current Liabilities
       Accounts payable                                              370,512          113,860
       Accrued liabilities                                            80,160          127,000
                                                                   ---------        ---------
                                                                     450,672          240,860
Convertible Debentures (Note 6)                                       40,000               --
                                                                   ---------        ---------
                                                                     490,672          240,860
                                                                   ---------        ---------
Redeemable Class "A" Shares (Note 7)                                      --          197,750
                                                                   ---------        ---------

Commitments and Contingencies (Notes 9 and 10)

Stockholders' Equity (Deficit)

Common Stock (Note 7)

   Class "A" voting      - 100,000,000 shares authorized
                           without par value; 9,320,350
                           and 8,481,000 shares issued
                           and outstanding respectively            3,155,884        1,648,084

                         - paid for but unissued - 20,000 shares      35,000               --

   Class "B" non-voting  - 100,000,000 shares authorized without
                           par value; none issued                         --               --
                                                                   ---------        ---------
                                                                   3,190,884        1,648,084

                                                                     1998              1997
                                                                       $                $
Preferred Stock 50,000,000 shares authorized; none issued                --
Deficit Accumulated During The Development Stage                  (3,241,476)       (1,608,429)
                                                                  -----------       -----------
                                                                     (50,592)           39,655
                                                                  -----------       -----------
                                                                     440,080           478,265
                                                                  ===========       ===========

Consolidated Statements of Operations
Accumulated from December 13, 1994 (Inception) to April 30, 1998 and the years ended
April 30, 1998 and 1997

                                                                                 Accumulated              1998              1997
                                                                                     $                     $                  $

Revenue                                                                                   -                  -                   -
                                                                                 -----------         -----------         ----------

Administration Expenses
       Bank charges                                                                   2,124                 929                 819
       Business plan                                                                 45,219              26,619              18,600
       Depreciation                                                                   1,154               1,030                 124
       Interest on convertible debentures                                             2,720               2,720                  --
       Investor relations - advertising                                             224,138             152,188              71,950
       Investor relations - consulting                                              206,829             119,773              70,560
       Management fees                                                              207,500              60,000              65,000
       Office, postage and courier                                                   80,445              53,093              15,288
       Professional fees                                                            332,217              63,267             100,604
       Rent and secretarial                                                          82,223              38,223              18,500
       Telephone                                                                     75,802              29,082              35,587
       Transfer agent and regulatory                                                 28,132              16,787               6,647
       Travel and promotion                                                          58,379              19,609              27,147
       Less interest income                                                         (13,447)             (1,622)             (5,245)
                                                                                 -----------         -----------         -----------

                                                                                  1,333,435             581,698             425,581
                                                                                 -----------         -----------         -----------

Research and Development Expenses
       Royalty                                                                        9,000               3,000               3,000
       Consulting                                                                   202,419              32,000             152,752
       Depreciation and amortization                                                 36,220              26,634               9,586
       Market awareness and development                                              60,000              60,000                  --
       Subcontract - West Virginia University
                Research Corporation                                                826,243             421,691             247,462
       Subcontract - Emergent Technologies Corporation                            1,162,877             896,742             206,135
       Less contributions by a non-controlling shareholder                         (363,718)           (363,718)                 --
       Less engineering contribution by a third party                               (25,000)            (25,000)                 --
                                                                                 -----------         -----------         -----------

                                                                                  1,908,041           1,051,349             618,935
                                                                                 -----------         -----------         -----------

Net Loss                                                                          3,241,476           1,633,047           1,044,516
                                                                                 ===========         ===========         ===========

Net Loss Per Share                                                                                         (.18)               (.13)
                                                                                                     ===========         ===========

Weighted Average Shares Outstanding                                                                   8,900,000           8,100,000
                                                                                                     ===========         ===========


Consolidated Statements of Cash Flows
Accumulated from December 13, 1994 (Inception) to April 30, 1998 and the years ended
April 30, 1998 and 1997
(expressed in U.S. dollars)

                                                              Accumulated      1998          1997
                                                                  $              $             $
Cash Flows to Operating Activities
       Net loss                                              (3,241,476)   (1,633,047)   (1,044,516)
       Adjustments to reconcile net loss to cash
                Gain on shares cancelled                            (10)           --            --
                Depreciation and amortization                    37,374        27,664         9,710
                Shares issued for services                      268,458       260,125            --
       Change in non-cash working capital items
                Increase in prepaid expenses                    (14,925)       (2,975)       (2,192)
                Increase in accounts payable                    370,512       256,652        86,746
                Increase (decrease) in accrued liabilities       80,160       (46,840)      127,000
                                                             -----------   -----------   -----------
Net Cash Used in Operating Activities                        (2,499,907)   (1,138,421)     (823,252)
                                                             -----------   -----------   -----------
Cash Flows to Investing Activities
       Increase in capital assets                               (55,991)       (5,686)      (50,305)
       Increase in licence                                     (250,000)           --            --
       Increase in patent protection costs                     (140,655)      (99,975)      (25,192)
                                                             -----------   -----------   -----------
Net Cash Used in Investing Activities                          (446,646)     (105,661)      (75,497)
                                                             -----------   -----------   -----------
Cash Flows from Financing Activities
       Increase in common stock                               2,922,435     1,084,925       848,750
       Increase in convertible debentures                        40,000        40,000            --
                                                             -----------   -----------   -----------
Net Cash Provided by Financing Activities                     2,962,435     1,124,925       848,750
                                                             -----------   -----------   -----------
Increase (Decrease) in Cash                                      15,882      (119,157)      (49,999)
Cash - Beginning of Period                                           --       135,039       185,038
                                                             -----------   -----------   -----------
Cash - End of Period                                             15,882        15,882       135,039
                                                             ===========   ===========   ===========

Non-Cash Financing Activities

The Company issued 6,000,000 Class "A"
  common shares at a deemed value of $1
  in total for property                                 1           -          -

Shares issued to an officer at inception
  donated back to the Company and cancelled           (10)          -          -

Shares issued for services                          8,333           -      8,333

Shares issued pursuant to performance
   stock agreements for services                  260,125     260,125          -
                                                 --------    --------    -------
                                                  268,449     260,125      8,333
                                                 ========    ========    =======
Supplemental disclosures:
        Interest paid                               2,720       2,720          -
        Income tax paid                                 -           -          -

Consolidated Statement of Stockholders' Equity (Deficit)
Accumulated from December 13, 1994 (Inception) to April 30, 1998

                                                                                                               Deficit
                                                                                                             Accumulated
                                                                                Common        Common         During the
                                                                                 Stock         Stock         Development
                                                                 Shares        Class "A"     Class "B"          Stage
                                                                    #              $             $                $
Balance - December 13, 1994 (Inception)                                  -             -              -                -
Shares issued to an officer at inception
     for cash at $0.10 per share                                       100            10              -                -
Shares issued, at inception, for property
     at a nominal value of $1 in total
     or $.00000017 per share                                     6,000,000             1              -                -
Shares issued for cash pursuant to a
     private placement at $0.10 per share                          700,000             -         70,000                 -
Shares issued for cash pursuant to a public
     offering memorandum at $0.75 per share                        336,333             -        252,250                -
Net loss for the period                                                  -             -              -          (83,615)
                                                                 ---------     ---------        -------       -----------
Balance - April 30, 1995                                         7,036,433            11        322,250          (83,615)
Shares issued to an officer at inception
     donated back and cancelled                                       (100)          (10)             -                -
Share exchange                                                           -       322,250       (322,250)               -
Shares issued for cash pursuant to
     options exercised at $0.25 per share                          210,000        52,500              -                -
Net loss for the year                                                    -             -              -         (480,298)
                                                                 ---------     ---------        -------       -----------
Balance - April 30, 1996                                         7,246,333       374,751              -         (563,913)
Shares issued for cash pursuant to a
     private placement at $1.25 per share                          500,000       625,000              -                -
Shares issued for services at $0.33 per share                       25,000         8,333              -                -
Shares issued for cash pursuant to options
     exercised at $0.25 per share                                  139,500        34,875              -                -
Shares issued for cash pursuant to options
     exercised at $1.25 per share                                   84,500       105,625              -                -
Shares issued for cash pursuant to a
     private placement at $2.25 per share                          222,000       499,500              -                -
Net loss for the year                                                    -             -              -       (1,044,516)
                                                                 ---------     ---------        -------       -----------
Balance - April 30, 1997                                         8,217,333     1,648,084              -       (1,608,429)
                                                                 ---------     ---------        -------       -----------

Consolidated Statement of Stockholders' Equity (Deficit)
Accumulated from December 13, 1994 (Inception) to April 30, 1998

                                                                                                               Deficit
                                                                                                             Accumulated
                                                                                Common        Common         During the
                                                                                 Stock         Stock         Development
                                                                 Shares        Class "A"     Class "B"          Stage
                                                                    #              $             $                $

Carryforward from April 30, 1997                                 8,217,333     1,648,084              -       (1,608,429)
Shares previously issued, for cash during
     1994, pursuant to a public offering
     memorandum at $0.75 per share,
     transferred to shareholders' equity
     from redeemable status (Note 7(c))                            263,667       197,750              -                 -
Shares issued for cash pursuant to options
     exercised at $0.25 per share                                   83,500        20,875              -                 -
Shares issued for cash pursuant to options
     exercised at $1.50 per share                                    4,000         6,000              -                 -
Shares issued for cash pursuant to a
     private placement at $2.25 per share                            7,000        15,750              -                 -
Shares issued for cash pursuant to a
     private placement, at $1.75 per share                         575,600     1,007,300              -                 -
Shares issued for services pursuant to a
     performance stock agreement at a
     deemed value of $1.17 per share                               100,000       117,000              -                 -
Shares issued for services pursuant to a
     performance stock agreement at a
     deemed value of $2.50 per share                                 9,250        23,125              -                -
Shares issued for services pursuant to a
     performance stock agreement at a
     deemed value of $2.00 per share                                60,000       120,000              -                -
Net loss for the year                                                    -             -              -       (1,633,047)
                                                                 ---------     ---------         ---------     ---------
Balance - April 30, 1998                                         9,320,350     3,155,884              -       (3,241,476)
                                                                 =========     =========         =========     =========

Notes to the Consolidated Financial Statements

1.   Development Stage Company

          IAS Communications, Inc. herein "the Company" was incorporated on December 13, 1994, pursuant to the Laws of the State of Oregon.

          The Company is a development stage company engaged in the commercialization of advanced antenna technology known as the Contrawound Torroidal Helical Antenna, herein "CTHA", for wireless communications markets including cellular, meter reading and global positioning services. The CTHA, developed in conjunction with researchers at West Virginia University, is a technologically advanced antenna design which can be incorporated into a wide variety of telecommunications applications. The Company has been granted worldwide sublicensing rights for commercial applications, excluding military and governmental applications, for the CTHA pursuant to an agreement with Integral Concepts Inc. and West Virginia University Research Corporation.

          In a development stage company, management devotes most of its activities to establishing a new business. Planned principle activities have not yet produced significant revenue. The ability of the Company to emerge from the development stage with respect to its planned principle business activity is dependent upon its successful efforts to raise additional equity financing and develop markets for its products.

          The Company has subsequently raised $131,250 to complete a private placement of units at $1.75 per unit and plans to raise additional funds through a $5,000,000 units private placement, each unit consisting of a three year 8% convertible debenture and a warrant to acquire 25,000 Class "A" shares. The Company also received $67,000 towards a $100,000 non-recurring engineering fee from a potential licensee. Warrants in the amount of 670,600 at $1.75 may be exercised to net $1,173,550.

2.   Summary of Significant Accounting Policies

          (a)  Basis of Consolidation

                These financial statements include the accounts of the Company and a newly incorporated company, The Eclipse Antenna Manufacturing Co. herein "TEAM", which is 50% equity owned and 100% controlled through a voting agreement. All significant inter-company accounts have been eliminated.

          (b)  Year-End

                The Company's fiscal year-end is April 30.

          (c)  Research and Development

                Research and development costs are expensed in the period in which they are incurred.

          (d)  Capital Assets

                Capital assets are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of five years.

          (e)  License and Patent Protection Costs

                Costs associated with patent protection and licenses are amortized over 20 years upon licenseable product being developed which occurred on February 1, 1997.

          (f)  Cash and Cash Equivalents

                The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

          (g)  Use of Estimates

                The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

          (h)  Tax Accounting

                Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. Research and development costs are deducted in the year incurred and added to net operating loss.

                The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109") as of its inception. The Company has incurred net operating losses as scheduled below:

               Year of Loss                  Amount           Year of
                                             $                Expiration

               1995                          89,000           2010
               1996                          497,000          2011
               1997                          1,057,000        2012
               1998                          1,425,000        2013

               Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

               The components of the net deferred tax asset at the end of April 30, 1998 and 1997, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

                                   1998                    1997
                                   $                       $
Net Operating Loss                      1,425,000              1,056,537
Statutory Tax Rate                 113,900 + 34%           113,900 + 34%
                                   in excess of $335,000   in excess of
                                                           $335,000
Effective Tax Rate                      -                      -
Deferred Tax Asset                 485,000                 359,000
Valuation Allowance               (485,000)               (359,000)
                                  ===========             ===========
Net Deferred Tax Asset            -                       -
                                  ===========             ===========

3.   Capital Assets

                                                                                                 1998            1997
                                                                           Accumulated         Net Book        Net Book
                                                            Cost          Amortization           Value           Value
                                                              $                 $                  $               $
        Computer equipment                                    7,991             1,154              6,837           2,181
        Research and development equipment                   48,000            14,400             33,600          43,200
                                                             ------            ------             ------          ------
                                                             55,991            15,554             40,437          45,381
                                                             ======            ======             ======          ======

                     Depreciation per class of capital asset:
                     Computer equipment                                                            1,030             124
        Research and development equipment                                                         9,600           4,800

4.      License and Patent Protection Costs

                                                                                                 1998            1997
                                                                           Accumulated         Net Book        Net Book
                                                            Cost          Amortization           Value           Value
                                                              $                 $                  $               $
        License                                             250,001            16,667            233,334         245,834
        Patent protection costs                             140,655             5,153            135,502          40,061
                                                            -------            ------            -------         -------
                                                            390,656            21,820            368,836         285,895
                                                            =======            ======            =======         =======

               Pursuant to the terms of an option agreement dated November 18, 1994, and amended December 16, 1994, between SMR Investments Ltd. ("SMR") and Integral Concepts Inc. ("ICI") and an assignment of this option agreement dated December 13, 1994, the Company acquired a sublicense to the CTHA, subject to entering into a formal sublicense agreement. Pursuant to the terms of the option agreement, the Company paid $250,000 to ICI, which owns the exclusive license obtained from West Virginia University Research Corporation ("WVURC") in an agreement dated April 12, 1994. SMR, ICI and WVURC are not related to each other. Pursuant to the assignment agreement, the Company issued 3,000,000 shares to each of Access Information Systems Inc. (A company controlled by SMR) and a director of the Company (principal of ICI) for a total deemed value of $1 for all 6,000,000 shares issued.

               Pursuant to the original license agreement between WVURC and ICI, ICI was granted the exclusive license to manufacture the CTHA or sublicense others to manufacture, market, sell copies of, license and distribute the CTHA. On July 10, 1995, the Company and ICI entered into a sublicense agreement, which incorporates the terms and conditions of the original license agreement between WVURC and ICI. The sublicense is exclusive, covering any and all international markets but excludes all military and governmental applications and resulting procurement interests which are retained by ICI and WVURC for development purposes. All improvements and embodiments that are created as a result of these military applications and additional research and development efforts by ICI and WVURC will be transferred directly to the Company. The terms of the sublicense agreement, which incorporates the financial obligations that ICI owes WVURC pursuant to the original license agreement, are as follows:

               (i) The Company will pay WVURC a minimum annual royalty of $3,000 on or before December 31 of each year.

               (ii) The Company will pay WVURC an earned royalty on sales, leases or sublicenses of the CTHA of 10% of net revenues less a credit for the minimum annual royalty. No revenues have been earned to date.

                        (iii) The Company will pay ICI an earned royalty on
                              sales, leases or sublicenses of the CTHA of 3% of gross revenues. As amended on March 4, 1997, ICI agreed to reduce the amount of royalties to be paid by 50% in an amount not to exceed $5,000,000 for up to 3 years.

                     All royalties are payable within 30 days of each calendar quarter. The term of the original license agreement and the sublicense agreement, subject to compliance with the terms thereof, is perpetual and renewable annually.

5.         Joint Venture Agreement

                     The Company entered into a Joint Venture Agreement ("JVA") with Emergent Technologies Corporation (ETC) on March 4, 1997. The JVA required a new company to be incorporated
                     (TEAM) whereby the Company owns 50% and ETC owns 50%. Pursuant to a voting agreement the Company can vote 100% of the shares of TEAM and therefore the accounts of TEAM are consolidated with the accounts of the Company. The President of ETC is the President of TEAM. TEAM was organized on June 4, 1997, under the laws of the State of West Virginia. The Company retains the worldwide commercial sublicense rights to the CTHA excluding all military and governmental applications.

                     The business purpose of TEAM is to cooperate in the research and development of certain applications for the CTHA and to assemble and manufacture certain products relating thereto. IAS can buy product from TEAM at cost to manufacture plus 30% for all commercial applications and ETC can buy product from TEAM at cost to manufacture plus 30% for all military applications. ETC acquired the worldwide sublicense from ICI for all military and governmental applications on January 2, 1997.

                     TEAM entered into a contract with ETC to carry out combined research and development activities to December 31, 1997. This contract is renewable on a monthly basis at the option of TEAM. ETC and the Company have each funded TEAM $250,000 as required in the JVA. The Company has advanced a further $285,700 and ETC has advanced a further $113,668 towards combined research and development activities.

6.         Convertible Debentures

                     The Company offered, in a private placement a three year, 8 3/4% interest, convertible debenture to raise $500,000, of which $40,000 was sold prior to closing. Interest is paid annually and the debenture is convertible into Class "A" common shares at $2.50, $3.00 and $3.50 on June 15, 1998,
                     1999 and 2000, respectively. In the event the shares are trading below $4.00 per share over a ten-day average prior to exercising into shares of the Company during the last month of the third year, the convertible debenture will be exercisable at 20% below the said ten-day average. The maturity date is June 15, 2000.

7.         Common Stock

           (a)       Stock Option Plan

                               On October 2, 1996 the Company registered
                               1,000,000 Class "A" shares for issuance under a Stock Option Plan. Pursuant to the Plan the Company has granted stock options to certain directors and employees. The options are granted for services provided or to be provided to the Company. Statement of Financial Accounting Standards No. 123 ("SFAS 123") requires that an enterprise recognize, or at its option, disclose, the impact of the fair value of stock options and other forms of stock based compensation in the determination of income. The Company has elected under SFAS 123 to continue to measure compensation cost on the intrinsic value basis set out in APB Opinion No. 25. As options are granted at exercise prices based on the market price of the Company's shares at the date of grant, no intrinsic value adjustment is required.

                 April 30,     Price      Granted         Exercised      April 30,               Expiry
                 1997          $          #               #              1998                     Date
                 #                                                       #
                 173,000       0.25       -               83,500         89,500           December 29, 1999

                 37,500        0.25       -               -              37,500           February 4, 2000

                 3,000         1.25       -               -              3,000            March 4, 2001

                 25,000        1.50       -               4,000          21,000           August 21, 2001


                April 30,     Price      Granted         Exercised      April 30,               Expiry
                 1997          $          #               #              1998                     Date
                 530,000       2.25       -               -              530,000          December 19, 2001

                 -             2.50       17,500          -              17,500           August 1, 2001

                 -             2.25       25,000          -              25,000           April 14, 2003
                 -------------            --------------- -------------- ----------------
                 768,500                  42,500          87,500         723,500
                 =============            =============== ============== ================

           (b)   Units Offering

                          A total of $1,173,550 ($131,250 received after April 30, 1998) has been received to July 9, 1998 (date of closing) pursuant to a private placement and foreign offering of 670,600 units at $1.75 per unit. Each unit has been issued and contained one share and one warrant to acquire one additional share at $1.75 per share expiring one year after receipt of funds and $2.25 per share expiring two years after.

           (c)   Redeemable Class "A" Shares

                          Between December 14, 1994 and March 6, 1995, the Company received subscriptions for 263,667 Class "B" shares and received $197,750 from investors in States where they have the right to revoke their subscription and demand their investment be returned to them within three years of subscription as to $161,500 and within six years as to $36,250. The 263,667 redeemable Class "B" shares were issued and then exchanged for 263,667 Class "A" shares. Holders of these shares did not revoke their subscriptions and/or have sold these shares and thus all 263,667 Class "A" shares are not considered redeemable and $197,750 has been transferred to shareholders' equity.

8.         Related Party Transactions

                 Management fees of $60,000 (1997 - $65,000) and rent and secretarial fees of $18,000 (1997 - $18,500) has been paid to directors or companies under their control. All fees were recorded at their exchange amounts.

9.         Commitments and Contingencies

                 (a)  Contractual Commitments

                      (i) The Company entered into an agreement on October 21, 1997 and amended May 15, 1998 with WVURC to fund ongoing research and development of the CTHA in the amount of $444,927. The budget ending date is October 20, 1998. A total of $334,311 of this budget has been spent to April 30, 1998.

                      (ii) See Note 10 for ongoing compensation commitments including a Performance Stock Plan.

                      (iii) See Note 7 for commitments to issue shares upon the exercise of stock options and warrants.

                 (b)  Contingent liability - Development Stage Company (See Note
                      1).

                 (c)  Litigation

                        An action has commenced against the Company by a company owned by a former student of West Virginia University with respect to an alleged infringement of a certain U.S. Patent.

                        The Company is disputing the validity of this claim and based on the current legal action with the plaintiff by West Virginia University regarding the CTHA the Company is requesting a motion to stay the action.

10.        Compensation Agreements and Performance Stock Plan

                 (a) The Company has allotted up to 1,000,000 shares to be issued pursuant to a Performance Stock Plan. Compensation is recorded when the shares are issued, which approximates the period when the services are rendered, and recorded at the fair market value of the shares issued.

                        (i) The Company is committed to issue up to 500,000 shares to the President of ETC and President of TEAM whom is also an employee of the Company. A total of 100,000 shares were issued on May 5, 1997, at a deemed value of $1.17 per share for compensation of $117,000. The amount of $117,000 was accrued as of April 30, 1997, and charged to research and development consulting expense. The remaining 400,000 shares shall be earned as to 100,000 shares for every 1,000,000 CTHA's sold.

                        (ii) The Company is committed to issue 182,000 shares to
                             two financial consulting firms. A total of 60,000 shares were issued during the year at $2.00 per share, 12,000 shares were issued May 28, 1998 at $2.37 per share ($28,440 was accrued at April 30, 1998) 55,000 shares were issued June 23, 1998, 30,000 shares are to be issued in July, 1998 and 25,000 shares are to be issued in December, 1998.

                 (b) The Company is committed to pay compensation of $30,000 to each of Access Information Systems and Dr. Smith for fiscal 1999.

11.  Subsequent Events

                 Subsequent to April 30, 1998 the Company has:

                     (i)     received a further $131,250 and, together with
                           $35,000 received prior to April 30, 1998, issued 95,000 units at $1.75 per unit.

                     (ii)    issued 67,000 shares and is committed to issue a
                           further 455,000 shares pursuant to various performance stock agreements entered into.

                     (iii)   granted stock options to acquire 100,000 shares at
                           prices between $2.25 and $3.00.

                     (iv)    received $67,000 towards a $100,000 non-recurring
                           engineering fee from a potential licensee.

                     (v)     issued 2,000 shares pursuant to $5,000 of
                           convertible debentures converted at $2.50 per share.

                     (vi)    entered into an agreement with an investment banker
                           to place up to $5,000,000 of units, each unit consisting of one $500,000, three year, 8% interest, convertible debenture and one warrant to purchase 25,000 Class "A" shares. One unit was sold on July 22, 1998.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

Management's Discussion

The Company is a development stage company engaged in the commercialization of advanced antenna technology known as the Contrawound Torroidal Helical Antenna, ("CTHA"), for wireless communications markets including cellular, meter reading and global positioning services. The CTHA, developed in conjunction with researchers at West Virginia University, is a technologically advanced antenna design which can be incorporated into a wide variety of telecommunications applications. The Company has been granted world-wide sublicensing rights for commercial applications, excluding military and governmental applications, for the antenna.

By News Release dated July 15, 1998, the Company announced that an agreement was completed to build and test the CTHA for receiver sites in the narrowband personal communications system network of MobileComm (MobileMedia Communications, Inc.). MobileComm has agreed to assist the Company in the completion of the design and the building of ten prototypes of the CTHA by September 11, 1998. Based on successful test results, the Company will make the CTHA available for purchase by MobileComm by October 30th, 1998. MobileComm is one of the largest providers of paging and personal communications services in the United States. MobileComm offers local, regional and nationwide coverage in all 50 states, reaching markets of over 95% of the U.S. population, and in the Caribbean.

On June 11, 1998, the Company announced the successful completion of a license agreement for the CTHA Antenna with ARINC, Incorporated, an ORBCOMM value added reseller. ARINC was founded in 1929 and is headquartered in Annapolis, Maryland. It provides communications and systems integration engineering to business and industry. ARINC's dominion product line uses the ORBCOMM low earth orbit satellite communication system, which provides global communications coverage especially useful in remote areas that are not serviced by conventional or cellular telephone or other terrestrial communications networks.

On May 19, 1998, the Company announced the successful testing of the CTHA by Larry Hawks for the ham version of the CTHA at the Dayton Hamvention, which demonstration served to introduce the CTHA to users in the ham frequency range.

On April 3, 1998, the Company announced that it had received a summons and complaint in a civil action filed in the U.S. District Court for the District of Oregon regarding alleged patent infringement by the Company for the CTHA. The Plaintiff seeks money damages and equitable relief against the Company alleging patent infringement by the Company for the CTHA. The Plaintiff is also a Defendant in a pending civil action in the U.S. District Court for the Northern District of West Virginia brought by West Virginia University ("WVU") claiming that the CTHA invention is owned by WVU. As a result of the pending civil action, the Company believes that the CTHA invention belongs to WVU and therefore, based on the license agreement between WVU and Integral Concepts and the Sublicense Agreement between Integral Concepts and the Company, the Company owns the world-wide rights to the CTHA commercial applications. The Company intends to vigorously defend the Oregon litigation.

On January 22, 1998, the Company announced that Circuit Systems, Inc. confirmed that it would commence production on the CTHA pursuant to the Company. Circuit Systems, Inc. is located in Elk Grove, Illinois and is an underwriters laboratory recognized manufacturer of single-sided, double-sided and multi-layer printed circuit boards.

Results of Operations for Fiscal 1998 Compared to Fiscal 1997

There were no revenues from licensing the CTHA during the two years.

The net loss in 1998 increased by $489,000 to $1,633,000 compared to $1,044,000 in 1997. Administrative expenses increased by $156,000 to $582,000 compared to $426,000 in 1997. The major reason for the increase was $60,000 worth of shares issued to a financial consulting firm during 1998 and $75,000 paid to public relations firm for advertising the Company's stock. Research and development activity increased by $432,000 to $1,051,000 compared to $619,000 in 1997. TEAM entered into an eight month subcontract with Emergent Technologies Corporation to conduct combined research and development activities expiring December 31, 1997. The contract was extended on a month to month basis after December 31, 1997 and a total amount of $897,000 was paid to Emergent. Emergent contributed $364,000 towards the funding of these activities and the Company funded $533,000. The subcontract with the WVURC was increased from $247,000 during fiscal 1997 to $422,000 during fiscal 1998 to fund the ongoing research and development program with CIRA. The Company also received $25,000 as a non-recurring engineering fee from a third party to assist the Company in building prototypes for testing.

Liquidity - Fiscal 1998

During the year ended April 30, 1998, the Company financed its operations, in part, from proceeds from two private placements. The Company raised $15,750 and issued 7,000 shares at $2.25 per share pursuant to a private placement. The Company raised $1,042,300 and issued 595,600 units at $1.75 per unit pursuant to a private placement units offering. The Company received $26,875 pursuant to options exercised and issued 87,500 shares. The Company received $40,000 pursuant to a convertible debenture.

The Company's financial resources, including an opening cash balance as at April 30, 1997 of $135,000, totalled $1,260,000. Cash used, as a result of the net loss for the year, totalled $1,138,421, after adjustments to reconcile net loss to cash. The Company spent $6,000 on computer equipment and $100,000 on patent protection costs. The Company has a cash position of $16,000 as at April 30, 1998.

The Company is committed to spending $110,000 by October 20, 1998 to complete the funding of the research and development program in conjunction with CIRA.

Subsequent to April 30, 1998 the Company has added additional funds through completion of the units offering which raised an additional $131,000 and through a non-recurring engineering fee of $67,000 received from a potential licensee. The Company also entered into an agreement with an investment banker to place up to $5,000,000 of units, each unit consisting of one $500,000, three year, 8% interest, convertible debenture and one warrant to purchase 25,000 shares. One unit was sold on July 22, 1998. The Company also has the potential to raise up to $1,173,550 upon the exercise of warrants.

                       SUPPLEMENTARY FINANCIAL INFORMATION

The following supplementary financial information is unaudited.

Consolidated Balance Sheets
July 31, 1998 and 1997
(expressed in U.S. dollars)
(Unaudited)



                                                                                             1998           1997
                                                                                               $              $
Assets
Current Assets
     Cash and equivalents                                                                    420,748        155,397
     Prepaid expenses                                                                         54,508         10,336
                                                                                         -----------    -----------
                                                                                             475,256        165,733
Capital Assets                                                                                37,638         44,357
Licence and Patent Protection Costs                                                          363,952        282,262
                                                                                         -----------    -----------
                                                                                             876,846        492,352
                                                                                         ===========    ===========

Liabilities and Stockholders' Equity
Current Liabilities
     Accounts payable                                                                        441,248        232,642
     Accrued liabilities                                                                     132,003          5,250
     Due to related companies                                                                  8,440         21,725
                                                                                         -----------    -----------
                                                                                             581,691        259,617
Convertible Debentures                                                                       535,000         25,000
                                                                                         -----------    -----------
Total Liabilities                                                                          1,116,691        284,617
                                                                                         -----------    -----------
Redeemable Class "A" Shares                                                                        -        197,750
                                                                                         -----------    -----------
Stockholders' Equity (Deficit)
Common Stock
     Class "A" voting       - 100,000,000 shares authorized without par value;
                              9,491,350 shares and 8,602,500 shares issued
                              and outstanding respectively                                 3,474,824      1,784,459
                            - paid for but unissued                                                -         37,500
     Class "B" non-voting   - 100,000,000 shares authorized without par value;
                              none issued                                                          -              -
                                                                                         -----------    -----------
                                                                                           3,474,824      1,821,959


                                                                                             1998           1997
                                                                                               $              $
Preferred Stock 50,000,000 shares authorized; none issued                                          -              -
Deficit Accumulated During The Development Stage                                          (3,714,669)    (1,811,974)
                                                                                         -----------    -----------
                                                                                            (239,845)         9,985
                                                                                         -----------    -----------
                                                                                             876,846        492,352
                                                                                         ===========    ===========

Consolidated Statements of Operations
For the three months ended July 31, 1998 and 1997
(expressed in U.S. dollars)
(Unaudited)


                                                                                             1998           1997
                                                                                               $              $

Revenue                                                                                           -              -
                                                                                         -----------    -----------
Administration Expenses
     Bank charges                                                                                353            537
     Business plan                                                                            11,910              -
     Depreciation                                                                                400            166
     Financing commission and legal fees                                                      47,500              -
     Interest on convertible debentures                                                        2,287              -
     Investor relations - advertising                                                         14,800         31,042
     Investor relations - consulting                                                         145,167         18,495
     Management fees                                                                          15,000         15,000
     Office, postage and courier                                                               6,755          5,196
     Professional fees                                                                        50,043          2,006
     Rent and secretarial                                                                      8,009         13,500
     Telephone                                                                                 9,985          6,000
     Transfer agent and regulatory                                                             3,240          2,762
     Travel and promotion                                                                     19,146          3,312
     Less interest                                                                              (762)          (635)
                                                                                         -----------    -----------
                                                                                             333,833         97,381
                                                                                         -----------    -----------
 Research and Development Expenses
     Royalty                                                                                     750            750
     Depreciation and amortization                                                             7,283          6,033
     Consulting                                                                                6,000         12,000
     Subcontracts
           Others                                                                              6,147              -
           West Virginia University Research Corporation                                      73,740         87,381
           Emergent Technologies Corporation                                                 112,440              -
           Less engineering contribution by a third party                                    (67,000)             -
                                                                                         -----------    -----------
                                                                                             139,360        106,164
                                                                                         -----------    -----------
Net Loss                                                                                     473,193        203,545
                                                                                         ===========    ===========
Net Loss Per Share                                                                            (. 05)          (.02)
                                                                                         ===========    ===========
Weighted Average Shares Outstanding                                                        9,389,000      8,595,000
                                                                                         ===========    ===========

Management's Discussion and Analysis of Financial Condition and Results of Operations

The Company successfully tested the CTHA for the ham version of the CTHA at the Dayton Hamvention, which demonstration served to introduce the CTHA to users in the ham frequency range.

The Company completed a license agreement for the CTHA Antenna with ARINC, Incorporated, an ORBCOMM value added reseller. ARINC was founded in 1929 and is headquartered in Annapolis, Maryland. It provides communications and systems integration engineering to business and industry. ARINC's dominion product line uses the ORBCOMM low earth orbit satellite communication system, which provides global communications coverage especially useful in remote areas that are not serviced by conventional or cellular telephone or other terrestrial communications networks.

An agreement was completed to build and test the CTHA Antenna for receiver sites in the narrowband personal communications system network of MobileComm
 (MobileMedia Communications, Inc.). MobileComm has agreed to assist the Company in the completion of the design and the building of ten prototypes of the CTHA by September 11, 1998. Based on successful test results, the Company will make the CTHA available for purchase by MobileComm by October 30, 1998. MobileComm is one of the largest providers of paging and personal communications services in the United States. MobileComm offers local, regional and nationwide coverage in all 50 states, reaching markets of over 95% of the U.S. population, and in the Caribbean.

A Financing Agreement was completed with an investment banker to purchase a total of US$5 Million of the Company's units. Each unit consists of a three year 8% convertible redeemable debenture in the principle amount of $500,000 together with a warrant to purchase 25,000 Class A common shares at a price not exceeding $2.85 per share. As of July 22, 1998 the Company received $500,000 from the exercise of one unit and expects to receive additional funds in increments of $500,000 as required by the Company.

Results of operations for the three months ended July 31, 1998 ("current
------------------------------------------------------------------------
quarter") compared to the three months ended July 31, 1997 ("comparative
------------------------------------------------------------------------
quarter")
---------

There were no revenues from the sale or licensing of the CTHA during the current and comparative quarters.

The net loss for the current quarter was $473,000 compared to $204,000 for the comparative quarter. The increase of $269,000 was due to a $30,000 financing commission paid and $65,000 of professional fees paid in connection with the $5,000,000 convertible redeemable debenture unit offering. The Company also issued shares to two financial consulting firms for investor relation activities during the current quarter. The total non-cash expense was $77,000 and an amount of $60,000 was accrued which will be settled by issuing 30,000 shares in the next quarter. None of the above activities took place during the comparative quarter. The Company continued contracting out to West Virginia University which totalled $74,000 in the current quarter compared to $87,000 in the comparative quarter. The Company contracted Emergent Technologies Corporation through TEAM to develop the 20 prototypes to be delivered to ARINC Incorporated. A total of $112,000 has been paid to Emergent and a total of $67,000 has been received by ARINC Incorporated to offset the costs incurred to build the proof-of-concept antennas.

Liquidity-fiscal 1999
---------------------

During the three months ended July 31, 1998 the Company financed its operations by completing a units offering which raised an additional $140,000 during the quarter. This units offering is now complete and a total of 675,600 units were issued and a total of $1,182,300 was raised. Each unit contained one share and one warrant to acquire one additional share at $1.75 expiring one year from receipt of funds and at $2.25 expiring two years after. The Company completed a financing agreement during the quarter with an Investment Banker to issue a total of $5,000,000 in aggregate principal amount of units. Each unit consists of a three year, 8% Convertible Redeemable Debentures in the amount of $500,000 and a warrant to purchase 25,000 shares at a price not exceeding $2.85 per share. The Company has received $500,000 from the exercise of one unit and will receive additional funds in increments of $500,000 as required. A 6% commission and a warrant for 5,000 shares at $2.85 was paid to Dutchess Capital Partners, Inc. of New York, New York. The 6% commission and warrant for 5,000 shares will be paid for each unit sold.

The Company also received $67,000 from ARINC Incorporated which represents two-thirds of a Fixed Price Agreement for CTHA Development and Prototypes. The Company is to deliver 20 proof-of-concept antennas for further evaluation. Once delivered, the final payment of $33,000 will be made.

The Company has allotted 705,600 shares for the potential exercise of warrants outstanding, which, if exercised, would total $1,267,800. The Company has granted certain directors and employees options to acquire 821,500 shares exercisable at prices between $0.25 and $3.00 per share. If all options are exercised the Company would received approximately $1,600,000. The Company's current working capital deficit is $106,435. A total of $60,000 represents accrued liabilities which are to be settled with the issuance of performance shares pursuant to a performance share agreement for financial services. The Company plans to sell Convertible Redeemable Debentures units when needed to pay liabilities as they become due and to finance ongoing development of antenna applications.

==============================================================================

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering herein contained and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

--------------------
TABLE OF CONTENTS                                                     PAGE

Available Information ..................................................2
Prospectus Summary .....................................................3
Risk Factors ...........................................................4
The Subscription Agreement .............................................8
Use of Proceeds ........................................................9
Determination of Offering Price ........................................9
Selected Financial Data ...............................................10
Management's Discussion and Analysis of Financial Condition
  and Results of Operations ...........................................14
The Company............................................................17
Price Range of Common Stock ...........................................21
Dividend Policy .......................................................21
Selling Shareholder ...................................................21
Plan of Distribution ..................................................22
Description of Securities .............................................23
Management ............................................................24
Principal Shareholders ................................................28
Certain Transactions ..................................................29
Legal Matters .........................................................30
Experts ...............................................................30
Limitation on Liability and Disclosure of Commission Position
  on Indemnification For Securities Act Liabilities....................30
Report of Independent Auditors .......................................F-1
Consolidated Financial Statements ....................................F-2

===========================================================================

                               469,444 Shares of
                                 Common Stock


                           IAS COMMUNICATIONS, INC.

                              P R O S P E C T U S


                               November__, 1998

===========================================================================

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

All expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, will be paid by the Company. Such expenses are estimated as follows:

    Registration fee......................................        $ 205
    Legal fees and expenses...............................     $ 20,000
    Accounting fees and expenses..........................      $ 1,000
    Miscellaneous.........................................        $ 495
                                                              ---------
         Total............................................     $ 21,700

Item 14.  Indemnification of Officers and Directors

The Company's Articles of Incorporation provide that the Company must indemnify each of its (i) fiduciaries within the meaning of the Employee Retirement Income Security Act of 1974, as amended, with respect to any employee benefit plan, and
(ii) directors and officers, to the fullest extent permitted under the Oregon Business Corporation Act against all liabilities incurred by reason of the fact that the person is or was a director or officer of the Company or a fiduciary of an employee benefit plan, or is or was serving at the request of the Company as a director or officer, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The effect of these provisions is potentially to indemnify the Company's directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy and expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent sales of unregistered securities

In July 1997, the Company sold, in a private placement, 99,000 shares of Class A Common Stock at a price of $2.25 per share to 15 accredited investors. These transactions were exempt from registration under the Act by reason of Section 4(2) thereof and Rule 505 of Regulation D. Each certificate representing shares issued to the investors in this private placement bears a legend restricting transfer.

In December 1997, the Company sold, in a private placement, $30,000 in aggregate principal amount of its 8 3/4% of Convertible Debentures due June 15, 1998. Each Debentures is convertible into Common Stock of the Company at any time at or prior to maturity at a conversion price of $2.50 per share up to June 15, 1998; at $3.00 from June 16, 1998 to June 15. 1999, and at $3.50 from June 16, 1999 to
June 15, 2000. In the event the shares of Common Stock are trading below $4.00 per share any consecutive ten trading day period during the period May 15, 2000 to June 15, 2000, the conversion price on June 15, 2000 shall be 80% of the average closing bid price of Common Stock over said ten day trading period. to 4 accredited investors. These transactions were exempt from registration under the Act by reason of Section 4(2) thereof and Rule 506 of Regulation D. Each certificate representing debentures issued to the investors in this private placement bears a legend restricting transfer.

In December 1997, the Company sold, in a private placement, 226,600 Units at a price of $1.75 per Units to 21 accredited investors. Each Unit consists of one share of Common Stock and one Warrant allowing the holder to purchase an additional share of Common Stock at $1.75 during the first year following the issue date, and $2.25 per share during the second year following the issue date. The purchasers of these Units were, in the opinion of management, fully informed with respect to the financial position, business and prospects of the Company. These transactions were exempt from registration under the Act by reason of
Section 4(2) thereof and Rule 506 of Regulation D. Each certificate representing securities issued to the investors in this private placement bears a legend restricting transfer.

Item 16.  Exhibits

          4.1 Subscription Agreement between the Company and Augustine Fund, LP dated as of July 15, 1998. *

          4.2   Form of Series A Debentures.*

          4.3   Form of Series B Debentures.*

          4.4   Form of Warrant.*

          4.5   Amendment to Subscription Agreement dated as October 30, 1998 *

          5.1   Opinion of Vandeberg Johnson & Gandara. *

          23.1  Consent of Elliott Tulk Pryce Anderson *.

          23.2  Consent of Vandeberg Johnson & Gandara (included in
                Exhibit 5). *

          24.1  Powers of Attorney (included in this Registration Statement).

          *     Previously filed

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, British Columbia, on November 12, 1998.

                                IAS COMMUNICATIONS, INC.


                                By       /s/ John G. Robertson
                                   ------------------------------------------
                                         John G. Robertson
                                         President and Chief Executive Officer

                               POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints John G. Robertson as attorney-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, and any related Rule 462(b) Registration Statement and any amendment thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on October 30, 1998 in the capacities indicated.


Signature                                          Title
----------                                         ------


/s/ John G. Robertson                              President, Chief Executive
----------------------                             Officer and Director
John G. Robertson


/s/ James L. Vandeberg
----------------------                             Director
James L. Vandeberg


/s/ Patrick Badgley
----------------------                             Director
Patrick Badgley


/s/ Paul Lamarche
----------------------                             Director
Paul Lamarche


/s/ Jennifer Lorette
----------------------                             Chief Financial Officer
Jennifer Lorette                                   and Principal Accounting
                                                   Officer

                                INDEX TO EXHIBITS

 Exhibit
 Number   Description
 -------  -----------

   4.1 Subscription Agreement between the Company and Augustine Fund, LP dated as of July 15, 1998.*

   4.2    Form of Series A Debentures.*

   4.3    Form of Series B Debentures.*

   4.4    Form of Warrant.*

   4.5    Amendment to Subscription Agreement dated as of October 30, 1998.*

   5.1    Opinion of Vandeberg Johnson & Gandara.*

   23.1   Consent of Elliott Tulk Pryce Anderson.*

   23.2   Consent of Vandeberg Johnson & Gandara (included in Exhibit 5).*

   24.1   Powers of Attorney (included in this Registration Statement).

   *      Previously filed

--------------------------------------